EXECUTION COPY

ASSET PURCHASE AGREEMENT

dated

August 31, 2011

among

CYALUME TECHNOLOGIES HOLDINGS, INC., a Delaware corporation,

as Parent of the Buyer,

CYALUME SPECIALTY PRODUCTS, INC., a Delaware corporation,

as Buyer,

JFC TECHNOLOGIES, LLC,
a New Jersey limited liability company,

as Seller,

and

Selling Members of Seller set forth on Schedule I

TABLE OF CONTENTS CONTINUED

TABLE OF CONTENTS CONTINUED

TABLE OF CONTENTS CONTINUED

Page

[SCHEDULES]

SCHEDULE I - Selling Members

SCHEDULE II - EBITDA Calculation Components

SCHEDULE 2.6(c)(i) - Earnout Schedule

SCHEDULE 2.6(c)(ii) - Proration of Earnout Payments Schedule

EXHIBIT A - Form of Registration Rights Agreement

EXHIBIT B - Line of Credit

EXHIBIT C - Form of Escrow Agreement

EXHIBIT D - Form of Bill of Sale and Assignment and Assumption Agreement

EXHIBIT E - Form of Employment Agreement

EXHIBIT F - Form of Legal Opinion by Counsel to Seller and Selling Members

EXHIBIT G - Form of Non-Compete Agreement

EXHIBIT H - Form of Stockholder's Agreement

EXHIBIT I - Royalty Letter

EXHIBIT J - Form of Lease Agreement

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of August 31, 2011, among Cyalume Technologies Holdings, Inc., a Delaware corporation (“Parent”), Cyalume Specialty Products, Inc., a Delaware corporation (“Buyer”), JFC Technologies, LLC, a New Jersey limited liability company (“Seller”), and the members of Seller listed on Schedule I hereto (each a “Selling Member” and collectively “Selling Members”).

WITNESSETH:

A.	Seller is in the business of providing specialty chemical manufacturing products and services;

B.	Selling Members are the sole members of Seller; and

C.	Pursuant to Section 13.15(a), Selling Members desire to appoint James G. Schleck as their true and lawful agent and attorney-in-fact (the “Representative”).

The parties accordingly agree as follows:

ARTICLE I
DEFINITIONS

The following terms, as used herein, have the following meanings:

1.1           “2011 EBITDA” means the EBITDA of the Core Business as owned and operated by Seller for the period beginning January 1, 2011 up to the Closing Date and by Buyer for the period beginning on the Closing Date and ending December 31, 2011.

1.2           “2011 EBITDA Deficit” is defined in Section 2.6(c)(iii).

1.3           “2012 EBITDA” means the EBITDA with respect to the 2012 calendar year.

1.4           “2013 EBITDA” means the EBITDA with respect to the 2013 calendar year.

1.5            “Action” means any legal action, suit, investigation, hearing, proceeding, or audit (including any audit for Taxes) or otherwise.

1.6           “Actual Balance Sheet” means the audited opening balance sheet of Buyer provided by Buyer pursuant to Section 2.7(b)(i).

1.7           “Actual Net Working Capital” is defined in Section 2.7(b)(i).

1.8           “Actual Working Capital” means current assets (including cash, accounts receivable, prepaid expenses and inventory) less current liabilities (including accounts payable and accrued liabilities), as determined by Buyer, in accordance with GAAP as applied on a Consistent Basis.  During the Line of Credit Period, to the extent Buyer makes any capital expenditures in connection with its chemical light production business such capital expenditures shall be excluded from any calculation of Actual Working Capital.

1.9           “Additional Agreements” mean the Registration Rights Agreement, Escrow Agreement, Conveyance Documents, Employment Agreements, Non-Compete Agreements, Stockholder’s Agreement, Royalty/Licensing Agreement and Lease Agreement.

1.10         “Additional Earnout Payment” is defined in Section 2.6(d)(i).

1.11         “Additional Earnout Payment Shares” is defined in Section 2.6(d)(i).

1.12         “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.  With respect to any natural person, the term Affiliate shall also include any member of said person’s immediate family, any Person organized by or for said person and any trust, voting or otherwise, of which said person is a trustee or of which said person or any of said person’s immediate family is a beneficiary.  For purposes of this Agreement, each Selling Member and each of Brook Industrial Park, LLC, Eikos, Inc., Amerigen, Ltd. and GlucoNova LLC shall be deemed to be an Affiliate of Seller.

1.13         “Agreement” is defined in the Preamble.

1.14         “Annual Financial Statements” is defined in Section 3.10(a).

1.15         “Arbitrator” is defined in Section 11.1.

1.16         “Assumed Liabilities” is defined in Section 2.3(a).

1.17         “Attorneys’ Fees and Expenses” is defined in Section 11.1(d).

1.18         “Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether Federal, state, local or foreign.

1.19         “Average EBITDA” means the average of the 2012 EBITDA and the 2013 EBITDA.

1.20         “Average Price” means the volume weighted average (calculated based on each individual trade occurring on each day) thirty (30) preceding day market price of the Parent Common Stock at Closing, in the case of the Closing Payment, or, in the case of the Earnout Payment or Additional Earnout Payment (as the case may be), the volume weighted average (calculated based on each individual trade occurring on each day) thirty (30) preceding day market price of the Parent Common Stock on December 31, 2013.

1.21         “Basket” is defined in Section 10.1.

1.22         “Board” is defined in Section 8.5(b).

1.23         “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, material relating to the purchase of materials, supplies and services, research and commercial data, insurance policies and records, Environmental Records (and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the Business or its transactions are otherwise reflected, other than stock books, limited liability company record books, and minute books.

1.24         “Budget” is defined in Section 8.5(b)(iii).

1.25         “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York are not open for business.

1.26         “Buyer” is defined in the Preamble.

1.27         “Buyer Indemnifiable Loss Limit” is defined in Section 10.2.

1.28         “Buyer Indemnitees” is defined in Section 10.1.

1.29         “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.), as amended, and the rules and regulations promulgated thereunder, and any state law counterpart.

1.30         “CERCLIS” means the Comprehensive Environmental Response and Liability Information System, as provided for by 40 C.F.R. § 300.5.19.

1.31         “Closing” is defined in Section 2.11.

1.32         “Closing Cash Payment” is defined in Section 2.5.

1.33         “Closing Date” is defined in Section 2.11.

1.34         “Closing Line of Credit” is defined in Section 2.5.

1.35         “Closing Payment” is defined in Section 2.5.

1.36         “Closing Payment Shares” means that amount of Parent Common Stock equal to the quotient of Two Million Five Hundred Thousand Dollars ($2,500,000) divided by the Average Price; provided, that, in any case if the quotient of the calculation of the Closing Payment Shares yields a fractional share, such fractional share of Closing Payment Shares shall be rounded to the nearest whole share.

1.37         “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.

1.38         “Code” means the Internal Revenue Code of 1986, as amended.

1.39         “Collection Period” is one hundred twenty (120) days from the Closing Date.

1.40         “Consistent Basis” is defined in the definition of the Seller Current Assets.

1.41         “Contracts” is defined in Section 2.1(d).

1.42         “Conveyance Documents” is defined in Section 2.11(b).

1.43         “Copyright Rights” means any and all published and unpublished works of authorship in all forms and media (including without limitation software, databases, source code, object code, documentation, internet site content, advertising and marketing materials, artwork, audio and video recordings, derivative works and compilations) whether copyrightable or not, all rights therein and thereto including all rights to copy, prepare derivative works based on, distribute copies of, perform and display such published and unpublished works of authorship, all U.S. and foreign registrations and applications therefor, all renewals, extensions, restorations and reversions thereof, and all rights granted under any U.S. or foreign laws, and under any international treaties, now or hereafter granted.

1.44         “Core Business” means the entire business of Seller, comprised of the Purchased Assets and the Assumed Liabilities, and excluding the Excluded Assets.  For clarity, the Core Business does not include the portion of the business of Seller comprised of sales to the Parent as a customer of Seller.

1.45         “Disputed Matter” is defined in Section 11.1(a).

1.46         “Earnout Payment” is defined in Section 2.6(c).

1.47         “Earnout Schedule” is defined in Section 2.6(c).

1.48         “Earnout Shares” is defined in Section 2.6(c)(i).

1.49         “EBITDA” means, with respect to any period and the Core Business only, on a basis determined in accordance with GAAP as applied on a Consistent Basis, an amount equal to (i) the sum, without duplication, of the amounts for such period of (a) net income, (b) interest expense, (c) provisions for taxes based on income, to the extent they were included as a deduction in the calculation of net income, (d) depreciation expense, to the extent included as a deduction in the calculation of net income, (e) amortization expense, to the extent included as a deduction in the calculation of net income, and (f) other non-cash items reducing net income (but excluding any such non-cash item to the extent it represents an accrual or reserve for potential cash items in any future period) to the extent they were included as a deduction in calculating net income, less (ii) other non-cash items increasing net income (but excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash items in any period prior to the calculation of EBITDA) and, plus or minus, (iii) other items, including those relating to the chemical light business of Parent, as agreed upon and as identified on Schedule II; provided, further, that upon the determination by Buyer’s accountants that the lease set forth under the Lease Agreement is a capitalized lease (determined in accordance with GAAP as applied on a Consistent Basis), then any such payments made by Buyer pursuant to such Lease Agreement shall be included in any calculation of EBITDA.

1.50         “EBITDA Thresholds” means, collectively, Threshold I, Threshold II, Threshold III, Threshold IV, Threshold V and Threshold VI, each as set forth on the Earnout Schedule.

1.51         “Effective Date” means September 1, 2011.

1.52         “Employment Agreements” is defined in Section 9.2(m).

1.53         “Environmental Assessment” means any soil or groundwater test, survey, environmental assessment or other inspection, test or inquiry (including analytical data, boring logs, photographs and other imaging) conducted by Seller or any agent of Seller, or in the possession of Seller or its agents, relating to any real property, facilities, or improvements presently or formerly owned, occupied, or leased by Seller for the benefit of the Core Business or used in connection with the Core Business.

1.54         “Environmental Claim” means any written notice, or to the Knowledge of Seller, oral notice, service of process, claim, demand or other written or electronic communication (each hereinafter a “claim”) by any other Governmental or Regulatory Entity or any person or entity alleging or asserting liability under statute, common law or any theory of law for damages, investigatory costs, cleanup costs, response costs, damages to natural resources or other property, personal injuries, fines or penalties arising out of, based on or resulting from (a) the presence, Release or threatened Release into the indoor or outdoor environment, of any Hazardous Material at any location whether intentional or non-intentional and whether in compliance with Environmental Law at the time of its occurrence, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or any Environmental Permit, regardless of whether Seller deems such claims to have merit or not.  The term “Environmental Claim” shall include any claim asserted by any Governmental or Regulatory Entity or any third party for enforcement, penalties, termination or withdrawal of an Environmental Permit, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking penalties, damages, contribution, indemnification, cost recovery, compensation, injunctive or other equitable relief resulting from the presence of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, and shall also include any request for information under Section 104(e) of CERCLA or any claim from a person or entity designated as or representing a “potentially responsible party” alleging liability of Seller under CERCLA relating to the operation of the Core Business.

1.55         “Environmental Laws” shall mean all federal, state, foreign and local statutes, regulations, directives, ordinances and other rules, orders, decrees, judgments, treaties, standards, policies or guidelines having the effect of law, principles of common law, and other standards of practice which pertain to protection of human health and safety and the environment.  Environmental Laws include those relating to (1) the import, manufacture, processing, use, labeling, distribution, treatment, storage, discharge, disposal, recycling, generation or transportation of Hazardous Materials; (2) air (including indoor air), soil, surface, subsurface, groundwater or noise pollution; (3) Releases or threatened Releases; (4) protection of wildlife, endangered species, wetlands or natural resources; (5) Tanks; (6) health and safety of employees and other persons; (7) the presence or content of Hazardous Materials in a product, item or article, whether a component or finished product; (8) land use or zoning; and (9) notification requirements relating to the foregoing.  Without limiting the above, Environmental Law also includes the following within the United States:  (i) CERCLA; (ii) the Solid Waste Disposal Act, as amended by RCRA; (iii) the Emergency Planning and Community Right to Know Act of 1986 (42 U.S.C. §§ I 101 et seq.), as amended; (iv) the Clean Air Act (42 U.S.C. §§ 7401 et seq.), as amended; (v) the Clean Water Act (33 U.S.C. §§ 1251 et seq.), as amended; (vi) the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), as amended; (vii) the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), as amended; (viii) the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §§ 136 et seq.), as amended; (ix) the Federal Safe Drinking Water Act (42 U.S.C. §§ 300 et seq.), as amended; (x) the Federal Radon and Indoor Air Quality Research Act (42 U.S.C. §§ 7401 et seq.); (xi) the Occupational Safety and Health Act (29 U.S.C §§ 651 et seq.), as amended; and (xii) any state, county, municipal or local statutes, laws or ordinances similar or analogous to (including the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., as amended by the Site remediation Reform Act, N.J.S.A. 58:10C-1 et seq., and the regulations promulgated thereunder (collectively, “ISRA”), the New Jersey Spill Compensation and Control Act, N.J.S.A. 58-10-23.11 et seq., as amended and the regulations promulgated thereunder, as well as counterparts of) any of the statutes listed above.

1.56         “Environmental Permits” shall mean the licenses, certificates, permits, permissions, registrations, approvals, agreements, authorizations, variances, and consents which are required under or are issued pursuant to an Environmental Law.

1.57         “Environmental Property Transfer Act” shall mean an Environmental Law that conditions, restricts, prohibits, or requires notice or disclosure in land records, or requires notice to governmental parties as a result of the transfer, sale, lease, reduced operations, abandonment, shutting down, or closure of any property, real property, facilities, operations, or business.  Such laws include but are not limited to the Industrial Site Recovery Act (N.J.S.A. 13:1K) in the State of New Jersey as well as other laws that condition transfer of real estate containing wells or septic tanks.

1.58         “Environmental Records” means any record, document, file, report, data, or analysis, whether in paper or electronic form (hereinafter referred to as “records”), pertaining to Environmental Laws or an Environmental Permit or any record required to be generated, maintained, or filed by Seller or required to be submitted from time to time to Governmental or Regulatory Entities under Environmental Law or Environmental Permits.

1.59         “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.60         “ERISA Affiliate” is defined in Section 3.26(d).

1.61         “Escrow Agent” means J.P. Morgan Escrow Services.

1.62         “Escrow Agreement” is defined in Section 2.6(b).

1.63         “Escrow Amount” shall mean an amount equal to Five Hundred Thousand Dollars ($500,000) worth of the Closing Payment Shares.

1.64         “Estimated Balance Sheet” is defined in Section 2.7(a)(i).

1.65         “Estimated Net Working Capital” is defined in Section 2.7(a)(i).

1.66         “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.67         “Excluded Assets” is defined in Section 2.2.

1.68         “Excluded Closing Receivables” means any accounts receivable of seller incurred prior to the Closing Date arising from or on behalf of Macoven Pharmaceuticals LLC or Texas Gulf Industries.

1.69         “Excluded Liabilities” is defined in Section 2.4.

1.70         “Excluded Persons” is defined in Section 5.4.

1.71         “Existing Patents and Applications” is defined in the definition of “Seller Intellectual Property.”

1.72         “Final Adjustment Determination” is defined in Section 2.7(b)(iii).

1.73         “Final Earnout Determination” is defined in Section 2.6(f).

1.74         “Financial Statements” is defined in Section 3.10(a).

1.75         “Formerly Owned or Leased Real Property” is defined in Section 3.30(c)(iv).

1.76         “GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.77         “Governmental or Regulatory Entity” shall mean any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

1.78         “Harmful Code” means (i) viruses, worms or other malicious code; (ii) any feature that prevents or interrupts the use of any network, system or device, including any lock, drop-dead device, Trojan-horse routine, trap door, time bomb; or (iii) any other code or instruction that is intended to be used in a harmful manner to access, modify, delete, damage, or disable the functionality of any network, system or device.

1.79         “Hazardous Material” shall mean any chemical, pollutant, contaminant, pesticide, fungicide, rodenticide, poison, petroleum or petroleum product, radioactive substance, biological material, genetically modified organism, wastes (including solid, hazardous, extremely hazardous, special, dangerous, or toxic), any substance, chemical or material regulated, listed, limited or defined as such under any Environmental Law, including:  (i) any by-products, derivatives, or combinations of such material; (ii) dioxin, lead, arsenic, asbestos, asbestos-containing material, presumed asbestos-containing material, polychlorinated biphenyls, solvents and waste oil, vapors and mold or other indoor air contaminants; (ii) any “hazardous substance,” “pollutant”, “toxic pollutant” or “contaminant” as defined under CERCLA and/or the Clean Water Act; and (iii) any “hazardous waste” as defined under RCRA.

1.80         “Indebtedness” means, with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under GAAP as applied on a Consistent Basis, (g) all guarantees by such Person and (h) any agreement to incur any of the same.

1.81         “Indemnification Notice” is defined in Section 10.3(a).

1.82         “Indemnified Party” is defined in Section 10.3.

1.83         “Indemnifying Parties” is defined in Section 10.3(a).

1.84         “Intellectual Property” Unless specifically excluded herein,  means any and all United States and foreign Patent Rights, Copyright Rights, Trade Secrets, Marks, and any similar or other intellectual property or proprietary rights, and any rights under or with respect to any of the foregoing, including the right to file patent applications with respect to inventions that have been conceived or reduced to practice in whole or part as of the date hereof, any such applications that are in fact filed, the right to file applications to register copyrights in copyrightable works that have been created in whole or part as of the date hereof, and any such applications that are in fact filed.

1.85         “Intellectual Property Embodiments and Documentation” means all object code, source code, technical documentation (including, technical and descriptive materials relating to the acquisition, design, development, testing, fixing, use, or maintenance of, and the program documentation and materials for, the Seller Software), engineering notes, information sheets, specifications, compilers, tools, data schema, databases, data warehouses, software, marketing and promotional materials, software libraries, know-how, invention disclosures and technology.

1.86         “Interim Financial Statements” is defined in Section 3.10(a).

1.87         “Inventory” is defined in the UCC.

1.88         “ISRA” is defined in the definition of “Environmental Laws”.

1.89         “ISRA Approval” is defined in Section 3.30(c)(xii).

1.90         “Key Personnel” means the employees of Seller listed on Schedule 1.89.

1.91         “Key Person Policy” is defined in Section 5.5.

1.92         “Knowledge” is defined in Section 13.12(b).

1.93         “Labor Agreements” is defined in Section 3.24(a).

1.94         “Law” means any Federal, state, foreign, domestic, municipality or local law, statute, ordinance, code, rule or regulation or common law.

1.95         “Landlord” means Brook Industrial Park, LLC, an Affiliate of Seller.

1.96         “Lease Agreement” is defined in Section 9.2(t).

1.97         “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, including any agreement to give any of the foregoing and any conditional sale and including any voting agreement or proxy.

1.98         “Line of Credit” is defined in Section 2.5.

1.99         “Line of Credit Period” means the period beginning on the Closing Date up to and through December 31, 2013.

1.100       “Loss(es)” is defined in Section 10.1.

1.101       “Marks” means any and all trademarks, service marks, trade names, brand names, logos, certification marks, corporate names, trade dress and others indicators of source, origin, sponsorship, certification or endorsement, including registrations, applications, and recordings in the U.S. Patent and Trademark Office and in any similar office or agency in the United States or any state thereof, or in any similar foreign office or agency, and all goodwill in, to and associated with any of the foregoing.

1.102       “Material Adverse Change” means a material adverse change in the business, assets, financial condition, liabilities, results of operations or prospects of the Core Business individually or as a whole; provided, however, without prejudicing whether any other matter qualifies as a Material Adverse Change, any matter involving a loss to or payment by Seller in excess of One Hundred Seventy-Five Thousand Dollars ($175,000) shall constitute a Material Adverse Change, per se.

1.103       “Material Adverse Effect” means a material adverse effect on the business, assets, financial condition, liabilities, results of operations or prospects of the Core Business, individually or as a whole; provided, however, without prejudicing whether any other matter qualifies as a Material Adverse Effect, any matter involving a loss to or payment by Seller in excess of One Hundred Seventy-Five Thousand Dollars ($175,000) shall constitute a Material Adverse Effect, per se.

1.104       “Measurement Date” is defined in Exhibit B.

1.105       “Measuring Period” means the period beginning January 1, 2012 and ending December 31, 2013.

1.106       “Money Laundering Laws” is defined in Section 3.39.

1.107       “Net Working Capital”  means an amount equal to One Million Two Hundred Thousand Dollars ($1,200,000) of Seller, as of the date hereof representing, in the aggregate: (i) current assets, including cash, accounts receivable, prepaid expenses and inventory, including a minimum of Three Hundred Fifty Thousand Dollars ($350,000) in cash to fund the Core Business (consisting of a minimum cash component of Two Hundred Thousand Dollars ($200,000) of cash with the balance in the form of One Hundred Fifty Thousand Dollars ($150,000) of net accounts receivable over accounts payable (“Net Working Capital Cash Portion”)) less (ii) Seller’s liabilities solely constituting accounts payable and accrued liabilities, determined in accordance with GAAP as applied on a Consistent Basis; provided, that, the Line of Credit and the Excluded Closing Receivables, and any step-up to fair value on work-in-process and finished goods inventories as determined by Buyer in accordance with GAAP shall not be included in the determination of Net Working Capital.

1.108       “Net Working Capital Calculation Date” is defined in Section 2.7(a)(i).

1.109       “Net Working Capital Cash Portion” is defined in the definition of “Net Working Capital”.

1.110       “Net Working Capital Excess” means the amount of Net Working Capital Cash Portion exceeding Two Hundred Thousand Dollars ($200,000).

1.111       “Non-Compete Agreements” is defined in Section 9.2(p).

1.112       “Office Lease” means the lease with respect to the office space leased by Seller in the city of Bound Brook, New Jersey as set forth on Schedule 3.27 attached hereto, together with all fixtures and improvements erected on the premises leased thereby.

1.113       “Orders” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

1.114       “Other Costs” is defined in Section 11.1(d).

1.115       “Outside Closing Date” is defined in Section 12.1.

1.116       “Parent” is derived in the Preamble.

1.117       “Parent Common Stock” means the common stock, $0.001 par value per share, of Parent.

1.118       “Patent Rights” means any and all patents, patent applications, certificates of invention, or applications for certificates of invention and any supplemental protection certificates, together with any extensions, registrations, confirmations, reissues, substitutions, divisions, continuations or continuations-in-part, reexaminations or renewals thereof, whenever submitted, filed, issued, received, or granted.

1.119       “Payment Shares” means collectively the Closing Payment Shares, the Earnout Shares and the Additional Earnout Payment Shares.

1.120       “Permits” is defined in Section 3.17.

1.121       “Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Buyer; (ii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business that are not material to the Core Business, operations and financial condition of Seller or any of its Subsidiaries so encumbered and that are not resulting from a breach, default or violation by Seller or any of its Subsidiaries of any Contract or Law; (iii) zoning, entitlement and other land use and environmental regulations by any Authority; provided, that such regulations have not been violated; and (iv) statutory liens for the payment of current Taxes that are not yet delinquent.

1.122       “Person” means an individual, a corporation, a partnership, a limited liability Seller, an association, a trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

1.123       “Plan” is defined in Section 3.26.

1.124       “Proration of Earnout Payments” is defined in Section 2.6(c)(ii).

1.125       “Purchase Price” is defined in Section 2.5.

1.126       “Purchased Assets” is defined in Section 2.1.

1.127       “RAO” is defined in Section 3.30(c)(xii).

1.128       “RCRA” means the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), as amended, and any state counterpart.

1.129       “Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

1.130       “Release” means any spill, discharge, leak, migration, emission, escape, injection, dumping, leaching, or other release of any Hazardous Material into the indoor or outdoor environment, whether or not intentional, and whether or not notification or reporting to any governmental agency was or is required at the time it initially occurred.  Release includes the meaning of Release as defined under CERCLA.

1.131       “Reg. D” is defined in Section 3.37(a).

1.132       “Registration Rights Agreement” means the agreement in the form attached as Exhibit A hereto governing the registration for resale of the Payment Shares.

1.133       “Replenishment Amount” is defined in Exhibit B.

1.134       “Representative” is defined in the Recitals.

1.135       “Restrictive Covenants” is defined in Section 6.2.

1.136       “Royalty/Licensing Agreement” is defined in Section 9.2(s).

1.137       “Rule 144” is defined in Section 3.37(e).

1.138       “Schleck” means James G. Schleck, an individual residing under the laws of the State of New Jersey.

1.139       “Securities Act” means the Securities Act of 1933, as amended.

1.140       “Seller” is defined in the Preamble.

1.141       “Seller Consents” is defined in Section 3.9.

1.142       “Seller Current Assets” means the current assets of Seller arising in the ordinary course in accordance with GAAP as applied by Seller on a basis consistent in all material respects with Seller’s historic accounting practices (“Consistent Basis”) as reflected in the 2010 Annual Financial Statements, but specifically excluding any current asset of Seller which is part of Excluded Assets.

1.143       “Seller Indemnifiable Loss Limit” is defined in Section 10.1.

1.144       “Seller Indemnitees” is defined in Section 10.2.

1.145       “Seller Intellectual Property” means (a) unless specifically excluded in Schedule 1.144 all Intellectual Property created, developed, conceived, reduced to practice, owned, licensed or filed by or on behalf of Seller or any of its Affiliates or used or held for use in the Core Business, whether registered or unregistered or domestic or foreign, (b) all Seller Software, and (c) all Intellectual Property and Intellectual Property Embodiments and Documentation in, relating to, comprising, embodied in or by, or used, developed or created in connection with any of the foregoing, including all of the Intellectual Property set forth on Schedules 3.19(a) and 3.33(a).  For avoidance of doubt, Seller Intellectual Property includes, (i) all of the patents and patent applications referenced in the foregoing sentence that are or have been issued or filed as of the Closing Date (the “Existing Patents and Applications”), (ii) all other patent applications that are filed after the Closing Date that disclose or claim any inventions first conceived or reduced to practice in whole or part on or before the Closing Date that relate to the Seller Software, Existing Patents and Applications, or any Intellectual Property or Intellectual Property Embodiments and Documentation in, relating to, comprising, embodied in or by, or used, developed or created in connection with any of the foregoing, including, all continuations, continuations-in-part, divisional, reexamined and reissued patent applications and patents that claim priority to or otherwise relate to the Existing Patents and Applications, (iii) all foreign counterparts with respect to any of the foregoing, (iv) all patents that issue with respect to any of the foregoing patent applications, and (v) all Intellectual Property in or relating to any bug fixes created by or for Sellers at any time.  Notwithstanding the foregoing, Seller Intellectual Property excludes third-party Intellectual Property in any items of third-party software specifically identified in Schedule 3.33(b) that are licensed to Seller pursuant to a valid and enforceable license identified in Schedule 3.33(b).

1.146       “Seller Interests” is defined in Section 3.5.

1.147       “Seller Software” is defined in Section 3.33(a).

1.148       “Seller’s Tools” is defined in Section 3.19(e).

1.149       “Seller Trade Secrets” is defined in Section 3.19(b).

1.150       “Selling Member(s)” is defined in the Preamble.

1.151       “Software” means all computer programming code, instructions or statements, whether in a form readable by individuals (source code) or by machines (object code), and all documentation, materials, algorithms, formulas, processes, compositions, designs, data, specifications, or procedures embodied in, related to, or used in connection with the foregoing.

1.152       “Stock Certificates” is defined in Section 2.6(a)(iii).

1.153       “Stockholder’s Agreement” is defined in Section 9.2(r).

1.154       “Tangible Assets” is defined in Section 2.1(b).

1.155       “Tangible Personal Property” shall mean all assets (but not Real Property assets) which are also tangible assets, including machinery, equipment, trucks, automobiles, furniture, supplies, spare parts, computers, hardware, tools, stores and other tangible personal property or interest therein (including the right to use), other than the inventories and the Books and Records.

1.156       “Tanks” means above-ground and Underground Storage Tanks, containers, vessels and related equipment, including appurtenant pipes, lines and fixtures, containing or previously containing any Hazardous Materials or fractions thereof.

1.157       “Tax(es)” means any Federal, state, local or foreign tax, charge, fee, levy, deficiency, or other assessment of any kind or nature imposed by any governmental authority (including any income (net or gross), alternative minimum, gross receipts, profits, sales, use, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, environmental or estimated tax), including any liability therefor as a transferee (including under Section 6901 of the Code or similar provision of applicable Law), as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Laws or as a result of any Tax sharing or similar agreement, or otherwise together with any interest, penalty and additions to tax imposed with respect thereto.

1.158       “Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the determination, assessment, collection or payment of a Tax or the administration of any Law pertaining to any Tax.

1.159       “Tax Return” means any return, declaration, information return, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

1.160       “Third Party Claim” is defined in Section 10.3(a).

1.161       “Third Party Software” is defined in Section 3.33(b).

1.162       “Threshold I” is defined in the Earnout Schedule.

1.163       “Threshold II” is defined in the Earnout Schedule.

1.164       “Threshold III” is defined in the Earnout Schedule.

1.165       “Threshold IV” is defined in the Earnout Schedule.

1.166       “Threshold V” is defined in the Earnout Schedule.

1.167       “Threshold VI” is defined in the Earnout Schedule.

1.168       “Trade Secrets” means collectively (a) all “Trade Secrets” as defined in the Uniform Trade Secrets Act and (b) to the extent that the following is not within clause (a) above, all trade secrets, confidential technical and business information and other proprietary technical and business information including designs, formulas, data, research and development information, technical information, specifications, operating and maintenance manuals, sources of supply, methods, engineering drawings, know-how, data, discoveries, inventions, industrial designs and other proprietary rights, including ideas, discoveries, improvements, concepts (whether or not patentable or subject to copyright or trade secret protection).

1.169       “UCC” means the Uniform Commercial Code of the State of Delaware, or any corresponding or succeeding provisions of Laws of the State of Delaware, or any corresponding or succeeding provisions of Laws, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

1.170       “Underground Storage Tank” means any one or combination of tanks, including underground pipes connected thereto, which is used to contain an accumulation of material, and the volume of which (including the volume of the underground pipes connected thereto) is ten percent (10%) or more beneath the surface of the ground.  This term also includes any pit, cistern, sump, septic system, cesspool, underground injection or seepage device or structure that did not or is not intended to permanently contain any liquid or semi-liquid placed into it.

1.171       “Warranty Claims” is defined in Section 3.34.

ARTICLE II
PURCHASE AND SALE

2.1           Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall purchase from Seller and Seller shall (and Selling Member(s) shall cause Seller to) sell, convey, transfer, assign and deliver to Buyer, free and clear of all Liens other than Permitted Liens, all right, title and interest of Seller in, to and under all of the assets, properties and rights of Seller of every kind and description whatsoever, wherever located, real, personal or mixed, tangible or intangible, other than the Excluded Assets, including the following described assets, properties and rights of Seller as the same shall exist at the Closing (including all such assets, properties and rights acquired by Seller on or after the date hereof) (the “Purchased Assets”):

(a)           the goodwill of the Core Business;

(b)          all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, vehicles owned or leased by Seller and other tangible property, including the items listed on Schedule 2.1(b) (collectively, the “Tangible Assets”);

(c)           all raw materials, work-in-process, finished goods, supplies and other Inventories of Seller applicable to the Core Business;

(d)          all contracts, agreements, leases (including equipment leases and capital leases), licenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and other instruments listed on Schedule 2.1(d), and similar instruments oral or written, to which Seller is a party or by which any of the assets is bound, including any entered into by Seller in compliance with Section 5.1 after the signing hereof and prior to the Closing, and all rights and benefits thereunder, including all rights and benefits thereunder with respect to all cash and other property of third parties under Seller’s dominion or control (together with the Office Lease, collectively, the “Contracts”); it being agreed that to the extent that any Contract requires Seller to maintain insurance, Buyer shall obtain such insurance as required under such Contract;

(e)           prepaid expenses and deposits pertaining to any of the Purchased Assets or the Core Business, including leases and rentals, as listed on Schedule 2.1(e);

(f)           all of Seller’s rights, claims, credits, causes of action or rights of set-off against third parties relating to the Purchased Assets, or the Core Business including unliquidated rights under manufacturers’ and vendors’ warranties;

(g)          all Seller Intellectual Property and other intangible property of Seller (and all goodwill associated therewith) of the Core Business, including the items listed on Schedule 3.19;

(h)          all accounts, notes, and other receivables, whether or not accrued, and whether or not billed, of Seller, for the Core Business, without any allowance for doubtful accounts, including the items set forth on Schedule 2.1(h); and

(i)           all transferable licenses, Permits, including Environmental Permits, and other governmental authorizations of Seller pertaining to the Core Business, including the items listed on Schedule 3.17.

2.2           Excluded Assets.  Buyer expressly understands and agrees that the following assets and properties of Seller (the “Excluded Assets”) shall be excluded from the Purchased Assets:

(a)           all rights of Seller and the Selling Members in and to this Agreement;

(b)          an account at a depository institution to receive the Closing Payment and not holding any other assets;

(c)           all loans or other commitments owed to Seller by: (i) any Selling Member, (ii) any Affiliate of any Selling Member or (iii) any employee;

(d)           the minute books of Seller and all Books and Records of Seller;

(e)           any assets which would otherwise be Purchased Assets which are sold or otherwise disposed of in the ordinary course of the operation of the Core Business and not in violation of any provisions of this Agreement during the period from the date hereof until the Closing;

(f)           all Real Property of Seller;

(g)           all cash, cash equivalents, deposits (including deposits from clients or customers), securities, commodities, deposit accounts, checking accounts, brokerage accounts and all other accounts and all securities and investments (including interest in client accounts), except for the Net Working Capital Cash Portion;

(h)          all health and welfare and retirement plans of Seller; and

(i)           all specifically excluded Assets described in Schedule 2.2(i), and schedule 1.114.

2.3           Assumption of Liabilities.

(a)           Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall assume the following liabilities and obligations of Seller as listed on Schedule 2.3 (the “Assumed Liabilities”), including without limitation:

(i)           any accounts payable incurred by Seller in the ordinary course of business that remains unpaid and is not delinquent as of the Closing;

(ii)          any liability or obligation to Seller’s customers incurred in the ordinary course of business for nondelinquent orders outstanding as of the Closing and reflected on Seller’s books; and

(iii)         any liability or obligation of Seller arising from and after Closing under the Contracts, including any liability or obligation arising after the Closing pursuant to any Contract that is transferred after the Closing.

(b)           Consent of Third Parties.  Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any interest in any Seller Consent, Contract, Permit, governmental consent or other agreement or arrangement or any claim, right or benefit arising hereunder or resulting therefrom in an assignment or transfer or an attempt to make such an assignment or transfer without the consent of a third party would constitute a breach or violation thereof or affect adversely the rights of Buyer or Seller thereunder; and any transfer or assignment to Buyer by Seller of any interest under any such Seller Consent, Contract, Permit, governmental consent or other agreement or arrangement that requires the consent of a third party shall be made subject to such consent or approval being obtained.  In the event any such consent or approval is not obtained on or prior to the Closing Date, Seller shall continue to use all reasonable efforts to obtain any such approval or consent after the Closing Date until such time as such consent or approval has been obtained, and Seller will cooperate with Buyer in any lawful and economically feasible arrangement to provide that Buyer shall receive the interest of Seller, as the case may be, in the benefits under any such Seller Consent, Contract, Permit, governmental consent other agreement or arrangement, including performance by Seller, as the case may be, as agent, if economically feasible, provided that Buyer shall pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent Buyer would have been responsible therefor hereunder if such consent or approval had been obtained.  Seller shall pay and discharge, and shall indemnify and hold Buyer harmless from and against, any and all out-of-pocket costs of seeking to obtain or obtaining any such consent or approval whether before or after the Closing Date.  Nothing in this Section 2.3(b) shall be deemed a waiver by Buyer of its right to have received on or before the Closing an effective assignment of all of the Purchased Assets nor shall this Section 2.3(b) be deemed to constitute an agreement to exclude from the Purchased Assets any assets described under Section 2.1.

2.4           Excluded Liabilities.  Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming and shall not assume any other liability or obligation of Seller of whatever nature whether presently in existence or arising hereafter.  All such other liabilities and obligations to the extent that they arose or existed prior to the Closing Date, including (a) all Indebtedness, (b) any Action against or affecting Seller, the Core Business or any Purchased Asset or Contract which Action arose out of any action or omission or alleged act or omission of Seller prior to the Closing Date, (c) any liability resulting from any tort or any violation of any Law (including violations of warranties, trademark infringement, for “spamming”, privacy violations or consumer complaints) or the breach of any Contract; (d) any liability relating to any compensation, executive compensation, phantom equity or employee benefit plan, policy, practice or agreement including those set forth on Schedule 3.26, (e) any Taxes of Seller and/or its Subsidiaries or Affiliates or for which Seller or any of its Subsidiaries or Affiliates is or may be liable, without regard to when such Tax is due or payable, (f) any liability under the Contracts not assumed under this Agreement, (g) any liability or obligation relating to any Excluded Asset, (h) warranty, service, maintenance or indemnification obligations in existence at Closing, (i) any liability relating to or arising out of any Environmental Claims to the extent same arises out of acts or omissions occurring on or prior to the Closing Date, including the matters disclosed on Schedule 3.30(a), and (j) any Indebtedness, liability or obligation of any kind of Seller to any of its Affiliates or any former employee, agent, consultant or representative of Seller, shall in each and every case be retained by and remain obligations and liabilities of Seller (all such liabilities and obligations not being assumed being herein referred to as the “Excluded Liabilities”).

2.5           Purchase Price.  The purchase price for the Purchased Assets shall be the Closing Payment, the Earnout Payment and the Additional Earnout Payment, subject to adjustment as set forth in Sections 2.7, 2.8 and 2.12(a)(iv) (collectively, the “Purchase Price”); provided, that under no circumstances, shall the Purchase Price (and/or any combination of the Closing Payment, the Earnout Payment and/or the Additional Earnout Payment) exceed Twelve Million Dollars ($12,000,000) and Buyer shall not be obligated to pay Seller in excess of such amount.  The “Closing Payment” shall be an amount equal to Five Million Dollars ($5,000,000), payable in the form of (i) One Million Seven Hundred and Fifty Thousand Dollars ($1,750,000) in cash (the “Closing Cash Payment”), (ii) Seven Hundred Fifty Thousand Dollars ($750,000) in the form of a line of credit (the “Line of Credit”, as described on Exhibit B attached hereto) to the Core Business (the “Closing Line of Credit”), and (iii) the issuance of the Closing Payment Shares; provided, that, in the Parent’s sole discretion, the Closing Cash Payment portion of the Closing Payment may be increased and the Closing Payment Shares portion of the Closing Payment may be simultaneously decreased in an amount equal to such increase of the Closing Cash Payment.

2.6           Payment of the Purchase Price.  The Purchase Price shall be payable by Buyer as follows:

(a)           Closing Payment.  The Closing Payment shall be payable by Buyer on the Closing Date as follows:

(i)           Closing Cash Payment.  The Closing Cash Payment shall be payable in U.S. dollars and shall be delivered by Buyer on the Closing Date in the form of a wire transfer of immediately available funds to a U.S. account of Seller designated in writing by it at least three (3) Business Days prior to the Closing Date;

(ii)          Closing Line of Credit.  Parent shall have placed an amount equal to the Closing Line of Credit into a separate bank account for the benefit of Buyer, to be used by Buyer only in the event that the Actual Working Capital to support the Core Business falls below the Net Working Capital during the Line of Credit Period as calculated at the end of each quarter and Buyer shall record such Line of Credit on its balance sheet as of the Closing Date, as further described on and in accordance with Exhibit B;

(iii)         Closing Payment Shares.  Subject to Section 2.6(b), the Closing Payment Shares shall be paid in the form of stock certificates, bearing the legend set forth in Section 3.37(i) (the “Stock Certificates”), issued in the name of Seller (or as directed in writing by Seller to be apportioned to the Selling Members) (which at Buyer’s convenience, may be delivered within ten (10) Business Days after the Closing Date).  No certificates or scrip representing fractional shares of Parent Common Stock will be issued, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.  Any fractional shares will be rounded to the nearest whole share; and

(iv)         Limitation on Closing Payment.  Notwithstanding anything to the contrary set forth herein, under no circumstances shall the Closing Payment (or any combination of the Closing Cash Payment, the Closing Line of Credit and the Closing Payment Shares) exceed Five Million Dollars ($5,000,000).

(b)           Escrow Shares.  The Closing Payment Shares shall be paid as follows: (i) a Stock Certificate representing the number of shares of the Parent Common Stock equal to Escrow Amount divided by the Average Price issued in the name of Seller (or as directed in writing by Seller to be apportioned to the Selling Members) shall be delivered by Buyer on the Closing Date to the account of the Escrow Agent pursuant to that certain Escrow Agreement, attached hereto as Exhibit C (the “Escrow Agreement”), and (ii) a Stock Certificate representing the balance of the Closing Payment Shares shall be delivered by Buyer on the Closing Date to Seller (or as directed in writing by Seller to be apportioned to the Selling Members) pursuant to the terms and conditions of Section 2.6(a)(iii).

(c)           Earnout Payment.

(i)           Earnout Schedule.  Subject to the provisions of this Section 2.6, the Earnout Payments shall be equal to an amount not to exceed Five Million Dollars ($5,000,000) based on Buyer achieving the Average EBITDA as set forth on Schedule 2.6(c)(i) (the “Earnout Schedule”).  The payment described in this Section 2.6(c)(i) is referred to herein as the “Earnout Payment”.  The Earnout Payment shall consist of a minimum of thirty percent (30%) in cash and seventy percent (70%) in shares of the Parent Common Stock (to be calculated by taking the number representing seventy percent (70%) of the applicable Earnout Payment and dividing it by the Average Price) (such shares, the “Earnout Shares”).  The Parent may, in its sole discretion, increase the cash component of the Earnout Payment (and decrease the portion of Earnout Shares (in an amount equal to the respective increase in such cash component) to be paid pursuant to the Earnout Payment).

(ii)          Proration of Earnout Payment.  The Earnout Payment shall be pro-rated for any Average EBITDA amounts achieved between any EBITDA Threshold as set forth on Schedule 2.6(c)(ii) (the “Proration of Earnout Payments”).

(iii)         Reduction of Earnout Payment.  Notwithstanding anything to the contrary set forth herein, in the event the 2011 EBITDA of the Core Business (as operated by Seller prior to Closing from January 1, 2011 and by Buyer from the Closing Date through December 31, 2011) does not equal or exceed Six Hundred Dollars ($600,000) (the “2011 EBITDA Deficit”), then the maximum payment for the Earnout Payment as set forth on the Earnout Schedule shall be reduced from Five Million Dollars ($5,000,000) to Three Million Five Hundred Thousand Dollars ($3,500,000), as set forth on Schedule 2.6(c)(iii). Notwithstanding the foregoing, no other EBITDA Thresholds or respective Earnout Payment amounts as set forth on the Earnout Schedule shall be reduced or otherwise affected by such 2011 EBITDA Deficit, except as set forth in Section 2.6(d)(ii).

(d)           Additional Earnout Payment.

(i)           Subject to the provisions of this Section 2.6, an additional amount equal to Two Million Dollars ($2,000,000) (the “Additional Earnout Payment”) shall be payable to Seller in the event the Average EBITDA is equal to or exceeds One Million Eight Hundred Thousand Dollars ($1,800,000).  The Additional Earnout Payment shall consist of a minimum of thirty percent (30%) in cash and seventy percent (70%) in shares of the Parent Common Stock (the “Additional Earnout Payment Shares”) (to be calculated by taking the number representing seventy percent (70%) of the Additional Earnout Payment and dividing it by the Average Price); provided, that, the Parent may, in its sole discretion, increase the cash component of the Additional Earnout Payment (and decrease the portion of Parent Common Stock in an amount equal to the respective cash component) to be paid pursuant to the Additional Earnout Payment.

(ii)          Notwithstanding anything to the contrary set forth herein, in the event there is a reduction of the Earnout Payment pursuant to Section 2.6(c)(iii), Seller shall not be eligible to receive the Additional Earnout Payment set forth in Section 2.6(d)(i).

(e)           Timing of Earnout Payment Determination.  Upon the completion of the annual audits of Parent’s financial statements for the years ending December 31, 2012 and December 31, 2013 (but in no event later than April 15, 2014), Parent shall advise Seller of Parent’s determination of any Earnout Payment and/or Additional Earnout Payment, if earned, for the Measuring Period.  Such Earnout Payment shall be paid within five (5) business days of such Determination.  Should there be a Dispute about such Earnout Payment or Additional Earnout Payments (as discussed below), the undisputed amounts shall be paid to Seller within seven (7) business days of such date that such undisputed portion is due and owing, with the remainder, if any, to be paid out following the determination of such Dispute as set forth herein.

(f)           Earnout Payment and Additional Earnout Payment Disputes.  If Seller, Selling Members and Buyer are unable to agree in good faith as to any portion of the Earnout Payment or Additional Earnout Payment by fifteen (15) days after delivery of the determination of revenues, Average EBITDA and any Earnout Payment and/or Additional Earnout Payment for the Measuring Period, then Buyer and Selling Members shall submit any matter(s) in dispute to a mutually acceptable certified public accountant for resolution.  In the event Selling Members and Buyer cannot agree upon the accountant within ten (10) days after such fifteen-day period, they shall each select a certified public accountant at an accounting firm of nationally or regionally recognized standing and such accountant shall select the certified public accountant to make the determination referred to in this Section; provided, that, such accountant shall not be employed by or associated with any accounting firm which performs services for Parent, Buyer, Seller or any Selling Member.  Such accountant (whether mutually determined by Seller and Selling Members, on the one hand, and Buyer, on the other hand, or selected pursuant to the immediately preceding sentence) shall review such materials and conduct such procedures as such accountant shall consider reasonably necessary to make a determination of such matters as to which disagreement remains and shall deliver a written opinion thereon to Seller, Selling Members and Buyer as soon as reasonably practicable after submission of the dispute to him, which determination, or any determination of such matters mutually agreed to by Seller and Selling Members, on the one hand, and Buyer, on the other hand, shall be conclusive and binding on the parties hereto, absent fraud or manifest error, and shall not be subject to arbitration under Section 11 below (the “Final Earnout Determination”).  In connection therewith, each party will furnish to the accountant such work papers and schedules and other information relating to the disputed matter(s) as the accountant may reasonably request and will be afforded an opportunity to present to the accountant any material relating to the disputed matter(s) and to discuss the disputed matter(s) with the accountant.  The fees, costs and expenses of the determining accountant shall be paid by the party whose Earnout Payment and/or Additional Earnout Payment calculation, as the case may be, was different by the greater amount from that of the determining accountants Final Earnout Determination.  Failure to make an Earnout Payment and/or Additional Earnout Payment, as the case may be, when due hereunder due to a dispute, shall not be a breach by Buyer of this Agreement, so long as the Earnout Payment and/or Additional Earnout Payment, as the case may be, is (or are) made within two (2) days of the receipt by Buyer of the Final Earnout Determination.

(g)           Cash Portion of the Earnout Payment and Additional Earnout Payment; No Interest for First 90 Days.  All payments due to Seller hereunder for the cash portion of the Earnout Payment and Additional Earnout Payment shall be payable in United States Dollars and shall be delivered by wire transfer of immediately available funds to an account of Seller as shall have been designated in writing by Seller to Buyer at least two (2) Business Days prior to the scheduled payment date therefor.  In the event there is a dispute lasting more than ninety (90) days, thereafter interest shall accrue at the annual Prime Rate (divided by 365 days) set forth in the “Money Section” of The Wall Street Journal (U.S. edition) on the date such interest shall first begin to accrue.

2.7           Adjustments; Post-Closing Adjustments.

(a)           Estimated Adjustments.

(i)           Determination of Net Working Capital.  Attached hereto as Schedule 2.7 is an estimated balance sheet setting forth the current assets and current liabilities to be acquired by Buyer upon the consummation of the transactions set forth under this Agreement (the “Estimated Balance Sheet”) as of June 30, 2011 (the “Net Working Capital Calculation Date”) showing the estimated Net Working Capital as mutually agreed upon by Buyer and Seller (the “Estimated Net Working Capital”) prior to the Closing Date.  The Estimated Balance Sheet shall be prepared according to GAAP on an accrual basis as applied on a Consistent Basis in accordance with the definition of Net Working Capital.

(ii)          Retention of Net Working Capital Excess.  If (x) the Estimated Net Working Capital is greater than the Net Working Capital and (y) net accounts receivable and prepaid expenses of Seller less accounts payable and accrued liabilities of Seller (in each case, calculated in a manner consistent with Seller’s past practice) is equal to or greater than One Hundred Fifty Thousand Dollars ($150,000), then Seller shall retain the Net Working Capital Excess prior to the Closing.  If the Estimated Net Working Capital is less than Net Working Capital, the Closing Payment shall be reduced by the amount by which the Estimated Net Working Capital is less than the Net Working Capital. The foregoing reduction shall be applied first to the cash portion of the Closing Payment and then to the Closing Payment Shares.

(b)           Post-Closing Adjustment to Closing Payment.

(i)           Determination of Actual Net Working Capital.  As promptly as reasonably practicable after the Closing, Buyer shall determine, prepare and deliver, or cause to be determined, prepared and delivered, to Seller the Actual Balance Sheet, which shall set forth a calculation of Seller’s actual Net Working Capital as of the Net Working Capital Calculation Date (the “Actual Net Working Capital”).  Subject to Section 2.7(b)(iii), such determinations and calculations made pursuant to this Section 2.7(b)(i) shall be made in good faith and, absent fraud or manifest error, shall be binding and conclusive upon all parties hereto.

(ii)          Payment of Net Working Capital Excess.  In the event that the Net Working Capital exceeds the Actual Net Working Capital, Seller shall, and Selling Members jointly and severally shall cause Seller to, pay to Buyer, within five (5) Business Days of such notification of the Actual Net Working Capital an aggregate amount equal to the Net Working Capital Excess.

(iii)         Post-Closing Adjustment Disputes.  If Seller, Selling Members and Buyer are unable to agree in good faith as to the Actual Balance Sheet or Actual Net Working Capital by fifteen (15) days after delivery of the determination of the Actual Balance Sheet and Actual Net Working Capital then Buyer, Seller and Selling Members shall submit any matter(s) in dispute to a mutually acceptable certified public accountant for resolution.  In the event Seller, Selling Member and Buyer cannot agree upon the accountant within ten (10) days after such fifteen-day period, they shall each select a certified public accountant at an accounting firm of nationally or regionally recognized standing and such accountant shall select the certified public accountant to make the determination referred to in this Section; provided, such accountant shall not be employed by or associated with any accounting firm which performs services for Buyer, Seller or any Selling Member.  Such accountant (whether mutually determined by Seller and Selling Members, on the one hand, and Buyer, on the other hand, or selected pursuant to the immediately preceding sentence) shall review such materials and conduct such procedures as such accountant shall consider reasonably necessary to make a determination of such matters as to which disagreement remains and shall deliver a written opinion thereon to Seller and Selling Members, on the one hand, and Buyer, on the other hand, as soon as reasonably practicable after submission of the dispute to him, which determination, or any determination of such matters mutually agreed to by Seller and Selling Members, on the one hand, and Buyer, on the other hand, shall be conclusive and binding on the parties hereto, absent fraud or manifest error, and shall not be subject to arbitration under Section 11 below (the “Final Adjustment Determination”).  In connection therewith, each party will furnish to the accountant such work papers and schedules and other information relating to the disputed matter(s) as the accountant may reasonably request and will be afforded an opportunity to present to the accountant any material relating to the disputed matter(s) and to discuss the disputed matter(s) with the accountant.  The fees, costs and expenses of the determining accountant shall be paid by the party whose Actual Net Working Capital calculation was different by the greater amount from that of the determining accountants Final Adjustment Determination.

(c)           Payments pursuant to the Final Adjustment Determination.  In the event it is determined that Seller owes Buyer any amounts pursuant to a Final Adjustment Determination, Seller shall, and Selling Members jointly and severally shall cause Seller to, pay to Buyer such amounts within two (2) Business Days of the date of such Final Adjustment Determination.

2.8           Collection of Accounts Receivable.

(a)           Buyer shall use reasonably good faith efforts to collect those accounts receivable which are outstanding as of the Closing Date for a period ending on the earlier of (x) sixty (60) days following the Closing Date and (y) such date with respect to any such receivable that the receivable becomes outstanding for the Collection Period.

(b)           In the event that payment is made by a client which cannot be specifically matched to an invoice, then such payment shall be applied to the accounts receivable in reverse chronological order starting with the oldest invoices first.

(c)           In the event the sum of the collections of receivables outstanding at the Closing Date collected by Buyer within the Collection Period is less than the amount of the receivables as of the Closing Date, then Seller shall, and Selling Members shall cause Seller to, pay an amount equal to such shortfall to Buyer as soon as possible, but in any event no later than fifteen (15) Business Days after the Collection Period.

(d)           Buyer shall assign all right, title and interest in the receivables outstanding at the Closing Date that are not collected during the Collection Period to Seller promptly after the expiration of the Collection Period and payment by Seller pursuant to Section 2.8(c), and Seller shall thereupon have the right, in its own name and at its own expense to collect and retain all amounts owed thereunder.

2.9           Right of Endorsement.  From and after the Closing Date, Buyer shall have the absolute and unconditional right and authority to endorse, without recourse, the name of Seller on any check or other form of payment received by Buyer on account of any of the Purchased Assets.  In connection therewith, Seller shall deliver to Buyer at the Closing copies of the resolutions duly adopted by its Board of Directors certified by Seller’s Secretary, and a letter of instruction executed by Seller’s President and the Secretary, sufficient to permit Buyer to deposit such payments, so endorsed, in bank accounts in the name of Buyer.  Seller agrees, and each Selling Member agrees to cause Seller, to forward or otherwise pay to Buyer any Purchased Asset Seller receives after the Closing Date within five (5) days of receipt by Seller.

2.10         Allocation of the Purchase Price for Tax Purposes.

(a)           Allocation.  After a thorough analysis of the transaction and arms’ length negotiations between the parties, Buyer, Seller and Selling Members agree that the Purchase Price shall be allocated among the Purchased Assets as follows:

(i)            An amount equal to the accounts receivable in accordance with GAAP as applied on a Consistent Basis;

(ii)           An amount equal to the value of the Inventory, determined in accordance with GAAP;

(iii)          An amount equal to the fair value of the other Seller Current Assets and Assumed Liabilities in accordance with GAAP as applied on a Consistent Basis;

(iv)          An amount equal to the value of the machinery and equipment determined in accordance with GAAP as mutually agreed to in good faith by Seller and Buyer within sixty (60) days after the Closing Date;

(v)           Amounts allocated to the restrictive covenants entered into by Selling Members equal to $10,000;

(vi)          An amount equal to the fair market value of all intangibles not included in Section 197 of the Code; and

(vii)         The balance of the Purchase Price shall be allocated to Section 197 intangibles (within the meaning of the Code), including goodwill.

(b)           Cooperation.  Buyer and Seller will cooperate in the timely preparation of their respective Forms 8594 in accordance with Section 2.10(a) with respect to the sale of Seller’s assets and Buyer’s payments hereunder.  Buyer and Seller shall promptly give each other notice, in accordance with Section 13.1, of any changes to the foregoing information prior to the due date of any Form 8594.

(c)           Binding Effect.  Buyer and Seller shall be bound by the allocation of the Purchase Price as set forth in this Section 2.10, and shall apply such allocation for all purposes, including determining any Taxes, shall prepare and file all Tax Returns, including Form 8594, in a manner consistent with such allocations, and shall not take any position inconsistent with such allocation in any Tax Return, proceeding before any Authority or otherwise.  In the event that any allocation hereunder is questioned, audited or disputed by any Authority, the party receiving notice thereof shall promptly notify and consult with the other parties concerning the strategy for the resolution thereof, and shall keep the other parties apprised of the status of such question, audit or dispute and the resolution thereof.

(d)           Notwithstanding any other provisions of Section 2.10, Seller acknowledges that Buyer’s allocation of Purchase Price for the purposes of SEC financial reporting may differ from that determined under Section 2.10(a).

2.11        Closing.  Subject to the satisfaction or waiver of the conditions set forth in Article IX, the closing (the “Closing”) of the purchase and sale of the Purchased Assets and Assumed Liabilities shall take place at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York 10154, on August 31, 2011 at 10:00 a.m., or at such other date, time or place as Buyer and Seller may agree (the date and time at which the Closing is actually held being the “Closing Date”).  At the Closing:

(a)           Buyer shall deliver the Closing Payment in accordance with Section 2.6(a) and Seller shall deliver an amount in cash equal to the Net Working Capital Cash Portion into a bank account of Buyer as designated by Buyer solely for the benefit of Buyer’s operation of the Core Business during the Measuring Period or such shorter period  as mutually agreed upon by Parent and Seller.

(b)           Seller and Buyer shall enter into an Assignment and Assumption Agreement in the form of Exhibit D hereto, and Seller shall deliver to Buyer such other bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment (collectively, with the Assignment and Assumption Agreement, the “Conveyance Documents”) as Buyer and its counsel shall deem reasonably necessary or appropriate to vest in Buyer all right, title and interest in, to and under the Purchased Assets; and all original documents that represent Purchased Assets, including original Contracts and Permits.

(c)           To the extent that any of the transactions contemplated by this Agreement gives rise to sales, use, real property transfer, stamp or recording documentary or other transfer Tax, Seller shall duly and timely pay any such amounts to the appropriate Taxing Authority.  Seller shall duly and timely file all Tax Returns relating to such Taxes.  Promptly after filing each such Tax Return, Seller shall give Buyer a copy of such Tax Return, together with proof of payment of the Tax shown thereon to be due.

2.12        Prorations and Utilities.

(a)           Prorations.  The following expenses and obligations shall be prorated as of the Closing Date, with Seller being responsible for that portion relating to the period before the Closing Date and Buyer being responsible for that portion relating to the period subsequent thereto:

(i)           all governmental license or franchise fees and all other fees, rentals or charges, not delinquent, paid or payable under any of the Contracts and Additional Agreements assigned to Buyer hereunder shall be prorated on the basis of the number of days of the relevant fiscal or other time period which have elapsed through the Closing Date, and all deposits and prepayments made by Seller under the Contracts and Other Agreements shall be credited to the account of Seller;

(ii)          all Taxes (other than sales, use and transfer taxes, if any, arising out of the transactions contemplated herein) pertaining to the Assets or the Core Business shall be prorated on the basis of the number of days of the relevant Tax year or period which have elapsed through the Closing Date determined without reference to any change of ownership occasioned by the consummation of the transactions contemplated herein;

(iii)         all charges and rents for utilities (including electricity, fuel, water, sanitation and garbage disposal) and other services and goods furnished to, or in connection with, the operations of Seller shall be prorated on the basis of the number of days of the relevant time period which have elapsed through the Closing Date; and

(iv)         all wages, salaries, payroll taxes, sick pay and fringe benefits of employees of Seller who continue in the employ of Buyer after the Closing Date shall be prorated on the basis of the number of working days (including paid holidays) during the relevant payroll period which have elapsed through the Closing Date; provided, that:

(A)           any such wages, salaries, payroll taxes, sick pay and fringe benefits incurred on or prior to the Closing Date, payable to or for any such employee who continues in the employ of Buyer after the Closing Date, shall be paid to such employee in cash or otherwise satisfied by Seller as of the Closing Date (and shall be Seller’s sole responsibility and obligation);

(B)           in the event vacation time of such employees accrued prior to the Closing Date is carried over by Buyer to the period after the Closing Date, Buyer may reduce the Purchase Price at Closing by an amount in cash equal to the aggregate of such accrued vacation time; and,

(C)           Buyer shall adopt a paid time off policy and a paid holiday policy for the benefit of the employees of the Core Business that is substantially similar to Seller’s current policies.

(b)          Utilities.  Seller shall use all commercially reasonable efforts to cause all utility billings to be closed and billed by the respective utility companies as of the Effective Date in order that utility charges may be separately billed for the period prior to the Closing Date and the period after the Closing Date.  In the event any such utility charges are not separately billed, they shall be prorated, presuming that such charges were uniformly incurred during the billing period in which the Closing Date occurs.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF
SELLER AND SELLING MEMBERS

Seller and Selling Members, jointly and severally, hereby represent and warrant to Buyer that except as set forth on Schedules 3.1 through 3.40 inclusive, which exceptions shall be deemed to be part of the representations and warranties made hereunder, each of the following representations and warranties true, correct and complete as of the date of this Agreement and of the Closing Date:

Disclosures in any section or subsection of Schedules 3.1 through 3.40 inclusive shall qualify other sections and subsections in this Article III to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

3.1           Corporate Existence and Power.  Seller is a corporation duly organized, validly existing and in good standing under and by virtue of the Laws of the State of New Jersey.  Seller has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on the Core Business as presently conducted and as proposed to be conducted, except where the failure to have such power, authority, licenses, franchises, Permits, authorizations, consents or approvals would not reasonably be expected to have a Material Adverse Effect.  Seller is not qualified to do business as a foreign entity in any jurisdiction, except as set forth on Schedule 3.1, and there is no other jurisdiction in which the character of the property owned or leased by Seller or the nature of its activities make qualification of Seller in any such jurisdiction necessary.  Seller has offices located only at the addresses set forth on Schedule 3.1.  Seller has not taken any action, adopted any plan, or made any agreement or commitment in respect of any merger, consolidation, sale of all or substantially all of its assets, reorganization, recapitalization, dissolution or liquidation.

3.2           Authorization and Enforceability.

(a)           Each Selling Member has full legal capacity, power and authority to execute and deliver this Agreement and the Additional Agreements to which such Selling Member is named as a party, to perform such Selling Member’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  This Agreement has been, and the Additional Agreements to which each Selling Member is named as a party, will be at Closing, duly executed and delivered by each Selling Member and this Agreement constitutes, and such Additional Agreements are, or upon their execution and delivery at Closing will be, valid and legally binding agreements of each Selling Member, enforceable against him or it in accordance with their respective terms.

(b)           The execution, delivery and performance by Seller of this Agreement, the Conveyance Documents and the Additional Agreements and the consummation by Seller of the transactions contemplated hereby and thereby are within the corporate powers of Seller and have been duly authorized by all necessary action on the part of Seller, including the unanimous approval of the members of Seller.  This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements, and the Conveyance Documents will constitute, a valid and legally binding agreement of Seller enforceable against Seller in accordance with their respective terms.

3.3           Governmental Authorization. Neither the execution, delivery nor performance by Seller or any Selling Member of this Agreement or any Additional Agreements requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority, except for any UCC termination statements to release any Liens.

3.4           Non-Contravention.  None of the execution, delivery or performance by Seller or any Selling Member of this Agreement or any Additional Agreements does or will (a) contravene or conflict with the organizational or constitutive documents of Seller, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to Seller or any Selling Member, or any of the Purchased Assets or the Core Business, (c) except for the Contracts listed on Schedule 3.9 requiring Seller Consents (but only as to the need to obtain such Seller Consents), constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of Seller or any Selling Member or require any payment or reimbursement or to a loss of any material benefit relating to the Core Business to which Seller or any Selling Member is entitled under any provision of any Permit, Contract or other instrument or obligations binding upon Seller or any Selling Member or by which any Purchased Assets is or may be bound or any Permit, or (d) result in the creation or imposition of any Lien on any of the Purchased Assets.

3.5           Capitalization.  Seller has an authorized capitalization consisting of equity membership interests (“Seller Interests”) that are not limited in number.  No Seller Interests are held in Seller’s treasury.  All Seller Interests have been duly authorized and validly issued, are fully paid and non-assessable and have not been issued in violation of any preemptive or similar rights of any Person.  All of Seller Interests are owned (and always have been owned) of record and beneficially by Selling Members.  No other class of capital stock of Seller is authorized or outstanding. Except as set forth on Schedule 3.5, there are no: (a) outstanding subscriptions, options, warrants, rights (including “phantom stock rights”), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any shares of the capital stock of Seller, or (b) agreements by any Selling Member with respect to any of Seller Interests, including any voting trust, other voting agreement or proxy with respect thereto.

3.6           Affiliates.  Other than Selling Members and as set forth on Schedule 3.6, Seller is not controlled by any Person and Seller is not in control of any other Person, including any other Affiliate.  Except as set forth on Schedule 3.6, none of Selling Members (a) engages in any business, except through Seller, or is an employee of or provides any service for compensation to, any other business concern or (b) owns any equity security of any business concern, except for publicly traded securities not in excess of two percent (2%) of the issued and outstanding securities with respect to such publicly traded securities.  Schedule 3.6 lists each Contract to which Seller and any Selling Member or any Affiliate of any Selling Member is a party.  Except as disclosed in Schedule 3.6, none of Selling Members or any Affiliate of any Selling Member (i) own, directly or indirectly, in whole or in part, any tangible or intangible property (including Intellectual Property Rights) that Seller uses or the use of which is necessary for the conduct of the Core Business or the ownership or operation of the Purchased Assets, or (ii) have engaged in any transactions with Seller.

3.7           Assumed Names.  Schedule 3.7 is a complete and correct list of all assumed or “doing business as” names currently or, within five (5) years of the date of this Agreement used by Seller, including names on any Websites.  Since January 3, 2008, Seller has not used any name other than the names listed on Schedule 3.7 to conduct the Core Business.  Seller has filed appropriate “doing business as” certificates in all applicable jurisdictions with respect to itself.

3.8           Subsidiaries.  Except as set forth on Schedule 3.8, Seller does not currently own or within the past five (5) years has owned directly or indirectly, securities or other ownership interests in any other entity.  Seller is not a party to any agreement relating to the formation of any joint venture, association or other entity.  Schedule 3.8 sets forth a complete and accurate list of the Affiliates of Seller and the ownership interests in the Affiliate of Seller and each Selling Member.

3.9           Consents.  The Contracts listed on Schedule 3.9 are the only material Contracts binding upon Seller or any Selling Member or by which any of the Purchased Assets are bound, requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Seller Consent”).

3.10         Financial Statements.

(a)           Attached hereto as Schedule 3.10(a) are (i) the financial statements of Seller as of and for the fiscal years ended December 31, 2008, December 31, 2009 and December 31, 2010, consisting of the balance sheets as of such dates, the income statements for the twelve (12) month periods ended on such dates, and the cash flow statements for the twelve (12) month periods ended on such dates (the “Annual Financial Statements”), and (ii) the interim financial statements of Seller for the period ending June 30, 2011 (the “Interim Financial Statements” and the Annual Financial Statements, the “Financial Statements”).

(b)           The Financial Statements are complete and accurate and present, on a consistent basis, the financial position of Seller as of the dates thereof and the results of operations of Seller for the periods reflected therein subject, in the case of the Interim Financial Statements, to normal year-end adjustments.  The Seller Financial Statements (i) were prepared from the books and records of Seller; (ii) were prepared on an accrual basis; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of Seller’s financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions for all reasonably anticipated liabilities for all material income, property, sales, payroll or other Taxes applicable to Seller with respect to the periods then ended; provided however that the Financial Statements do not contain footnotes and disclosures required by GAAP and in other ways may not comply with GAAP. Furthermore, certain items that could have been capitalized were expensed, so asset values may be understated.  Seller has delivered to Buyer complete and accurate copies of all “management letters” received by it from its accountants and all responses during the last five (5) years by lawyers engaged by Seller to inquiries from its accountant or any predecessor accountants.

(c)           Except as specifically disclosed, reflected or fully reserved against on the Interim Balance Sheet, and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since the date of the Interim Balance Sheet, there are no liabilities, debts or obligations of any nature (whether accrued, absolute, contingent, liquidated or unliquidated, unasserted or otherwise) relating to Seller.  All debts and liabilities, fixed or contingent, which should be included under GAAP (as applied on a Consistent Basis) on an accrual basis on the Interim Balance Sheet are included therein.

(d)           The balance sheet included among the Interim Financial Statements accurately reflects the outstanding Indebtedness of Seller as of the date thereof.

(e)            The accounts payable shown on the Financial Statements are valid and genuine, have arisen solely out of bona fide performance of services, and other business transactions in the ordinary course of business consistent with past practice in each case with Persons other than Affiliates.  The accounts payable are subject to reserves for bad debt shown on the Financial Statements.

(f)            Seller maintains systems of internal accounting controls sufficient to provide reasonable assurances that:  (i) transactions are executed in accordance with management’s general or specific authorization; (ii) all transactions are recorded to permit the preparation of financial statements in conformity with GAAP as applied on a Consistent Basis and to maintain accountability for assets; and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

3.11         Books and Records.

(a)           The Books and Records accurately and fairly, in reasonable detail, reflect the transactions and dispositions of assets of and the providing of services by Seller.  Seller maintains that in all material respects:

(i)            transactions are executed only in accordance with policies for management’s authorization;

(ii)           all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by Seller; and

(iii)          access to assets is permitted only in accordance with policies for management’s authorization.

(b)           Seller has heretofore made all Books and Records available to Buyer for its inspection and has heretofore delivered to Buyer complete and accurate copies of all documents referred to in the Schedules to this Agreement or that Buyer otherwise has requested.  All Contracts, documents, and other papers or copies thereof delivered to Buyer by or on behalf of Seller are accurate, complete, and authentic.

(c)           All accounts, books and ledgers of Seller have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.  Seller has no records, systems controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any mechanical, electronic or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership (excluding licensed software programs) and direct control of Seller and which are not located at its offices.

3.12         Absence of Certain Changes.  Since June 30, 2011, except as set forth in Schedule 3.12, Seller has conducted the Core Business in the ordinary course consistent with past practices, and there has not been:

(a)           any Material Adverse Change or in any material diminishment in the value to Buyer of the transactions contemplated hereby;

(b)           any transaction, Contract or other instrument entered into, or commitment made, by Seller relating to the Core Business or any Purchased Asset (including the acquisition or disposition of any assets) or any relinquishment by Seller of any contract or other right, in either case other than transactions and commitments in the ordinary course of business consistent in all respects, including kind and amount, with past practices and those contemplated by this Agreement;

(c)           any bonus, salary or other compensation paid or agreed to be paid to any employee except in accordance with Schedule 3.24(a) hereto;

(d)           any creation or other incurrence of any Lien other than Permitted Liens on any Purchased Asset; or

(e)           the declaration or payment of any dividend or other distribution with respect to the equity interests of Seller, except and as to the extent necessary to pay income Taxes consistent with the past practice of Seller.

(f)           Since June 30, 2011 through and including the date hereof, Seller has not taken any action nor has any event occurred which would have violated the covenants of Seller set forth in Section 5.1 herein if such action had been taken or such event had occurred between the date hereof and the Closing Date.

3.13        Properties; Title to the Purchased Assets.

(a)           The Tangible Assets have no defects, are in good operating condition and repair and function in accordance with their intended uses (in all cases, ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto.  Schedule 2.1(b) sets forth a complete list and brief description of the Tangible Assets as of a date within five days of the date of this Agreement.  All of the Tangible Assets are located at the office of Seller at the address set forth in the Office Lease.

(b)           Seller has, and upon consummation of the transactions contemplated hereby Buyer will have acquired, good, valid and marketable title in and to, or, in the case of the Office Lease and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in, each of the Purchased Assets or in such other assets, free and clear of all Liens other than Permitted Liens.  The Purchased Assets and the assets covered by the Contracts constitute all of the assets of any kind or description whatsoever, including good will, that are used or useful in the operation of the Core Business other than the Excluded Assets.

3.14        Litigation.  There is no Action except as defined in Schedule 3.14 (or any basis therefor) pending against, or to the Knowledge of Seller and Selling Members threatened against or affecting, Seller, any of its officers or directors, any Selling Member, the Core Business, or any Purchased Asset or any Contract before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements.  There are no outstanding judgments against Seller or any Selling Member.  Seller is not now, nor has it been in the past five (5) years, subject to any proceeding with the Federal Trade Commission or the Equal Employment Opportunity Commission or any comparable state agency.

3.15        Contracts.

(a)           Each Contract is a valid and binding agreement, and is in full force and effect, and neither Seller nor, to Seller’s Knowledge, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Contract.  Seller has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Contracts, or granted any power of attorney with respect thereto or to any Purchased Asset.  No Contract (i) requires Seller to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (ii) imposes any non-competition covenants that may be binding on, or restrict the Core Business or require any payments by or with respect to Buyer or any of its Affiliates.  Seller has given to Buyer true and correct (A) fully executed copies of each written Contract to Buyer and (B) written summaries of each oral contract.

(b)           The Contracts constitute all the material agreements, statements of work, purchase orders, arrangements, understandings and other instruments in effect to which Seller is a party or to which any of the Purchased Assets are bound.  Schedule 3.15 lists all current Contracts, oral or written, separately referencing the applicable subsection below in each case, including:

(i)           all client Contracts which have generated revenues to Seller;

(ii)          any other Contract pursuant to which Seller is required to pay;

(iii)         all employment Contracts, employee leasing Contracts and sales representatives Contracts;

(iv)         all material sales, agency, factoring, commission and distribution contracts to which Seller is a party;

(v)          all ongoing agreements for purchases or receipt by Seller of supplies, equipment, goods or services (other than under Section 3.15(b)(ii) or (iii));

(vi)         all joint venture, strategic alliance, limited liability company and partnership agreements to which Seller is a party;

(vii)        all significant documents relating to any acquisitions or dispositions of assets by Seller;

(viii)      all material licensing agreements, including agreements licensing Seller Intellectual Property, other than “shrink wrap” licenses;

(ix)         all secrecy, confidentiality and nondisclosure agreements restricting the conduct of Seller;

(x)          all contracts relating to patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other Intellectual Property Rights of Seller;

(xi)         all guarantees, indemnification arrangements and other hold harmless arrangements made or provided by Seller, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations;

(xii)        all contracts or agreements with or pertaining to Seller to which any Selling Member or any Affiliate of Selling Member is a party;

(xiii)       all agreements relating to Real Property and Tangible Personal Property, including any Real Property lease (such as the Office Lease), sublease or space sharing, license or occupancy agreement, whether Seller is granted or granting rights thereunder to occupy or use any premises;

(xiv)       any agreement to manufacture any goods to which Seller is a party;

(xv)        all material agreements relating to Tangible Assets; and

(xvi)       all agreements relating to outstanding Indebtedness.

(c)           Except for non-disclosure agreements and confidentiality agreements entered into in the ordinary course of business, Seller is not subject to any Contract which prohibits, limits or restricts any use by it of any information regarding its customers, including limiting the solicitation of or other communication by it with its customers or providing any information regarding its customers to any third party.  Seller has acted in compliance in all material respects with all terms and conditions and privacy policies published on each website, including with respect to its use of information regarding customers.

(d)           Seller is in compliance with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.

3.16         Insurance.  Schedule 3.16 contains a true, complete and correct list (including the names and addresses of the insurers, the names of the Persons if other than Seller to whom such insurance policies have been issued (including the Landlord with respect to the Lease Agreement), the expiration dates thereof, the annual premiums and payment terms thereof, whether it is a “claims made” or an “occurrence” policy and a brief identification of the nature of the policy) of all liability, property, workers’ compensation and other insurance policies currently in effect and that have been in effect in the past during all periods Seller has been in operation that insure the property, assets or business of Seller or its employees (other than self-obtained insurance policies by such employees). Each such current insurance policy is valid and binding and in full force and effect, all premiums due thereunder have been paid and Seller has not received any notice of cancellation or termination in respect of any such policy or default thereunder.  Seller reasonably believes such insurance policies, in light of the nature of Seller’s business, assets and properties, are in amounts and have coverage that are reasonable and customary for Persons engaged in such business and having such assets and properties.  Neither Seller, nor to the knowledge of Seller, the Person to whom such policy has been issued, has received notice that any insurer under any policy referred to in this Section 3.16 is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.  Except as set forth on Schedule 3.16, within the last two (2) years Seller has not filed for any claims exceeding $10,000 against any of its insurance policies, exclusive of automobile and health insurance policies.  Seller has not received written notice from any of its insurance carriers or brokers that any premiums will be materially increased in the future or that any insurance coverage listed on Schedule 3.16 will not be available in the future on substantially the same terms as now in effect.

3.17         Licenses and Permits.  Schedule 3.17 correctly lists each license, franchise, permit, order or approval or other similar authorization affecting, or relating in any way to, the Core Business, together with the name of the Authority issuing the same (the “Permits”).  Such Permits are valid and in full force and effect, and none of the Permits will, assuming the related Seller Consents have been obtained or waived prior to the Closing Date, be terminated or impaired or become terminable as a result of the transactions contemplated hereby.  Seller has all Permits necessary to operate the Core Business, except where the failure to have such Permits would not reasonably be expected to have a Material Adverse Effect.

3.18         Compliance with Laws.

(a)           Seller is not in violation of, has not violated, and to Seller’s Knowledge is neither under investigation with respect to nor has been threatened to be charged with or given notice of any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign, nor is there any basis for any such charge and, within the last four (4) years, a Seller has not received any subpoenas by any Authority.

(b)           Without limiting the foregoing paragraph, Seller is not in violation of, has not violated, and to Seller’s Knowledge is not under investigation with respect to nor has been threatened or charged with or given notice of any violation of any provisions of:

(i)           Any Law applicable due to the specific nature of the Core Business;

(ii)          the Foreign Corrupt Practices Act;

(iii)         the Ethics in Government Act;

(iv)         the Lobbying Disclosure Act;

(v)          any comparable or similar Law of any jurisdiction; or

(vi)         any Law regulating or covering conduct in, or the nature of, the workplace, including regarding sexual harassment or, on any impermissible basis, a hostile work environment.

(c)           No Permit is required by Seller which are necessary for the conduct of the Core Business as currently conducted and as intended to be conducted under any of the Laws described in this Section 3.18, except where the failure to have a Permit would not reasonably be expected to have a Material Adverse Effect.

3.19         Intellectual Property.

(a)           Schedule 3.19(a) sets forth a true, correct and complete list of all Seller Intellectual Property, specifying as to each, as applicable: (i) the nature of such Intellectual Property; (ii) the owner of such Seller Intellectual Property; (iii) the jurisdictions by or in which such Seller Intellectual Property has been issued or registered or in which an application for such issuance or registration has been filed; and (iv) all licenses, sublicenses and other agreements pursuant to which any Person is authorized to use such Intellectual Property Right.  No other Seller Intellectual Property is necessary to or used in the conduct of the Core Business.  The consummation of the transactions contemplated under the Additional Agreements will not alter, impair, impede, extinguish or otherwise negatively impact any Seller Intellectual Property, or any of Seller’s (or Buyer’s, after Closing) rights therein.

(b)           Seller has taken or caused to be taken all commercially reasonable steps to maintain its rights in Seller Intellectual Property, including by maintaining the confidentiality of all Trade Secrets.  Without limiting the generality of the foregoing, and except as noted on Schedule 3.19(b), Seller has not disclosed to any Person other than Buyer, and to Seller’s knowledge, no Person other than Seller, its Affiliates (including but not limited to agents, employees, attorneys, or consultants of Seller or Parent) and Buyer, have had access to any Trade Secrets in, to, with respect to, or constituting any Seller Intellectual Property or other Purchased Assets (“Seller Trade Secrets”).  All Persons (including present and former employees (within the past five (5) years), consultants, contractors or agents of Seller) who have had access to the Seller Intellectual Property have executed and delivered to Seller, and are legally bound by, non-disclosure agreements which are adequate and sufficient to maintain the Seller Trade Secrets and all of those non-disclosure agreements are in full force and effect and fully enforceable by Seller.  All of such non-disclosure agreements are listed in Schedule 3.19(b) hereto and copies thereof have been delivered to Buyer.  There have been no breaches of such non-disclosure agreements or of any of Seller’s security measures or unauthorized access to any Seller Intellectual Property.

(c)           To Seller’s Knowledge, all of the Seller Intellectual Property is valid, enforceable and subsisting.  Seller has not received any notice or claim challenging or questioning the validity or enforceability of any Seller Intellectual Property.  Person having responsibility for filing or prosecuting any of the Seller Intellectual Property rights, as applicable, has filed and prosecuted such rights in good faith, and neither Seller nor any other Person has committed any act, or failed to commit any act, that may cause the Seller Intellectual Property to expire prematurely or be declared invalid or unenforceable, or that would estop the respective owner from enforcing such rights.  All application, registration, maintenance and renewal fees in respect of the Seller Intellectual Property due prior to the Closing Date, and all necessary documents and certificates relating to the prosecution of any Seller Intellectual Property required to have been filed before the Closing Date to prevent abandonment of any such Seller Intellectual Property have been timely paid or filed, respectively.

(d)           Except as stated on Schedule 3.19(d), neither Seller nor its Affiliates have granted or purported to grant to any Person (other than Buyer) any license or other right or interest under or with respect to any Seller Intellectual Property.

(e)           Neither the Seller Intellectual Property nor use thereof, nor any conduct by Seller or its Affiliates in connection with the Core Business as it currently operates and as it is expected to be operated after the Closing Date, does or will infringe, misappropriate, violate or dilute any Intellectual Property or other rights of any Person.  Neither Seller nor any of its Affiliates or customers has received any notice or claim asserting or suggesting, or been sued or charged with or been a defendant in any Action that involves a claim of, any such infringement, violation, misappropriation or dilution (including offers to license), nor is there any basis therefore.  Except as set forth in Schedule 3.19(e) Seller is unaware that any Person is misappropriating, infringing or diluting any Seller Intellectual Property.

(f)           Any Intellectual Property used by Seller in the performance of any services under any Contract is, and upon the performance of such Contract remains, owned by Seller and no client, customer or other third-party has any claim of ownership in any of the Seller Intellectual Property.

(g)           Except as disclosed on Schedule 3.19(g), all Persons (including all present and former employees (within the past five (5) years), agents, consultants or contractors) who have contributed to or participated in the conception, creation, research, development or reduction to practice of any Seller Intellectual Property or products covered by any Seller Intellectual Property either:  (i) is a party to a “work-for-hire” agreement under which Seller is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of Seller (or such predecessor in interest, as applicable) all right, title and interest in such material.  All of such work-for-hire and assignment agreements are listed in Schedule 3.19(g) hereto and copies thereof have been delivered to Buyer.  At no time during the conception or reduction to practice of any Seller Intellectual Property was any developer, inventor or other contributor to such Seller Intellectual Property operating directly or indirectly under any grants from any governmental authority or subject to any employment agreement, invention assignment, nondisclosure agreement or other Contract with any Person that could adversely affect the rights of Seller, and upon the Closing, Buyer to such Seller Intellectual Property.

3.20           Clients; Revenues.  The list of Seller’s ten (10) largest clients based on 2010 revenues derived by Seller, which together with related revenue information for Seller’s 2008, 2009 and 2010 fiscal years and for the first three (3) months of Seller’s 2011 fiscal year has been provided to Buyer and is true and complete.  Except as indicated on Schedule 3.20, Seller has not been notified, on a formal or informal basis, of the probability or actuality or otherwise have any reasonable belief that any of its clients from which Seller derived revenues exceeding $100,000 in its 2010 fiscal year or in 2011 (as shown on Schedule 3.20) intends to or will cancel, substantially limit, terminate or materially modify the terms of its business relationship with, or substantially reduce the fees and commissions it pays to Seller (or, after the Closing, to Buyer).  Seller does not have any reasonable belief (other than possible general economic or general industry conditions) why the revenues with respect to such clients should not, for the foreseeable future after the Closing for the benefit of Buyer, in the aggregate remain constant or increase from the amounts provided to Buyer or why the practices of Seller with respect to the billing of and collections from its clients should not, for the foreseeable future after the Closing, be able to be continued by Buyer on substantially the same basis.

3.21        Accounts Receivable; Loans.

(a)           All accounts, receivables and notes of Seller, whether reflected on Schedule 3.21 or otherwise, represent valid obligations arising from services actually performed or goods actually sold by Seller in the ordinary course of business.  To the Seller’s Knowledge, there is no contest, claim, or right of setoff in any agreement with any maker of an account receivable relating to the amount or validity of such account, receivables or note.  Except as set forth on Schedule 3.21, to the Knowledge of Seller all accounts, receivables or notes are good and collectible in the ordinary course of business.  The information set forth on Schedule 3.21 separately identifies any and all accounts, receivables or notes of Seller which are owed by any Affiliate of Seller.

(b)           Seller is not indebted to any of its Affiliates and no Affiliates are indebted to Seller.

3.22        Pre-payments.  Except as set forth on Schedule 3.22, Seller has not received any payments with respect to any services to be rendered or goods to be provided after the Closing.

3.23        Employees.

(a)           Seller has provided to Buyer a true, correct and complete list of the names, titles, annual salaries or wage rates and other compensation, vacation and fringe benefits, claims under benefit plans, resident alien status (if applicable), residence addresses, social security numbers, and office location of all employees of Seller and indicating part-time and full-time employment.  Schedule 3.23(a) sets forth all changes in salaries and wage rates per employee since December 31, 2010.

(b)           Except as set forth on Schedule 3.23(b), Seller is not a party to or subject to any employment contract, consulting agreement, collective bargaining agreement, confidentiality agreement restricting the activities of Seller, non-competition agreement restricting the activities of Seller, or any similar agreement, and there has been no activity or proceeding by a labor union or representative thereof to organize any employees of Seller.

3.24        Employment Matters.

(a)           Schedule 3.24(a) sets forth a true and complete list of every employment agreement, commission agreement, employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of Seller now in effect or under which Seller has or might have any obligation, or any understanding between Seller and any employee concerning the terms of such employee’s employment that does not apply to Seller’s employees generally (collectively, “Labor Agreements”).  Seller has previously delivered to Buyer true and complete copies of each such Labor Agreement, any Seller employee handbook or policy statement, and complete and correct information concerning Seller’s employees, including with respect to the (i) name, residence address, and social security number; (ii) position; (iii) compensation; (iv) vacation and other fringe benefits; (v) claims under any benefit plan; and (vii) resident alien status (if applicable).  Schedule 3.24(a) sets forth a true and complete list of the names, addresses and titles of the directors, officers and managers of Seller.

(b)           Except as disclosed on Schedule 3.24(b), as of the date hereof:

(i)           all employees of Seller are employees at will, and the employment of each employee by Seller may be terminated immediately by Seller without any expected cost or liability except severance in accordance with Seller’s standard severance practice as disclosed on Schedule 3.24(b);

(ii)          to the Knowledge of Seller, no employee of Seller has any plan to terminate his or her employment now or in the near future, whether as a result of the transactions contemplated hereby or otherwise;

(iii)         to the Knowledge of Seller, no employee of Seller, in the ordinary course of his or her duties, has breached or will breach any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer; and

(iv)         Seller is not a party to any collective bargaining agreement, has any material labor relations problems, and there is no pending representation question or union organizing activity respecting employees of Seller.

(c)           Seller has complied in all material respects with all Labor Agreements and all applicable laws relating to employment or labor.  There is no legal prohibition with respect to the permanent residence of any employee of Seller in the United States or his or her permanent employment by Seller.  Except as disclosed on Schedule 3.24(c), no present or former employee, officer, director or manager of Seller has, or will have at the Closing Date, any claim against Seller, Buyer or any of their Affiliates for any matter including for wages, salary, or vacation or sick pay, or otherwise under any Labor Agreement.  All accrued obligations of Seller applicable to its employees, whether arising by operation of Law, by Contract, by past custom or otherwise, for payments by Seller to any trust or other fund or to any Authority, with respect to unemployment or disability compensation benefits, social security benefits, under ERISA or otherwise, have been paid or adequate accruals therefor have been made.

3.25        Withholding.  All accrued obligations of Seller applicable to its employees, whether arising by operation of Law, by contract, by past custom or otherwise, for payments by Seller to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the Financial Statements.  All reasonably anticipated obligations of Seller with respect to such employees (except for those related to accrued vacation time and wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by Seller prior to the Closing Date.

3.26        Benefit Plans.

(a)           Schedule 3.26 sets forth a true and complete list of all employee benefit plans, policies, arrangements and agreements (each, a “Plan”) under which Seller provides or has within the immediately preceding five (5) calendar years provided, employee benefits to its employees.

(b)           Each Plan which is a retirement plan intended by Seller to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, is the subject of a favorable IRS determination letter to that effect, and Seller has no knowledge of any event or condition that could adversely affect such qualified status.

(c)           Each Plan has been maintained by Seller in compliance with all applicable laws, including but not limited to ERISA, the Code, COBRA and Section 409A of the Code, and in accordance with its terms.

(d)           None of Seller nor any entity required to be aggregated with Seller as a single employer under Section 4001(b) of ERISA and/or Section 414 of the Code (each, an “ERISA Affiliate”) has incurred or expects to incur any liability under Title IV of ERISA or the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA.

(e)           No Plan is or, within the immediately preceding five (5) calendar years has been, a “multiple employer plan” (within the meaning of Section 413(c) of the Code), a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) or a “multiemployer plan” (within the meaning of Section 3(37) of ERISA).

3.27        Real Property.

(a)           Except for the Office Lease (a copy of which is attached as Schedule 3.27), Seller does not own, or otherwise have an interest in, any Real Property, including under any Real Property lease, sublease, space sharing, license or other occupancy agreement.  Seller has good, valid and subsisting title to the leasehold estates in the offices described on Schedule 3.27, free and clear of all Liens, except Permitted Liens.  Seller has not breached or violated any local zoning ordinance, and no notice from any Person has been received by Seller or served upon Seller claiming any violation of any local zoning ordinance.

(b)           As of the Closing Date, the Office Lease has been terminated and such termination shall not prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements.

(c)           Seller has all certificates of occupancy and Orders of any Authority necessary or useful for the current use and operation of the Real Property, except where the failure to have such certificates or Orders would not reasonably be expected to have a Material Adverse Effect.  Seller has fully complied with all material conditions of the Orders applicable to them, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect.  No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Order.

(d)           Except for those listed in Schedule 3.27, there does not exist any actual or, to the Knowledge of Seller, threatened or contemplated condemnation or eminent domain proceedings that affect any Real Property or any part thereof, and Seller has not received any notice, oral or written, of the intention of any Authority or other Person to take or use all or any part thereof.

(e)           Seller has not received any notice from any insurance company that has issued a policy with respect to any Real Property requiring performance of any structural or other repairs or alterations to such Real Property.

3.28        Accounts.  Schedule 3.28 sets forth a true, complete and correct list of the checking accounts, deposit accounts, safe deposit boxes, and brokerage, commodity and similar accounts of Seller, including the account number and name, the name of each depositary or financial institution and the address where such account is located and the authorized signatories thereto.

3.29        Tax Matters.

(a)           (i) Seller has duly and timely filed all Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes of Seller or for which a Lien may be imposed on any of the Purchased Assets which have become due; (ii) all such Tax Returns are true, correct and complete and accurate and disclose all Taxes required to be paid; (iii) except as set forth on Schedule 3.29, all such Tax Returns have been examined by the relevant Taxing Authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (iv) there is no Action, claim or assessment pending or proposed or, to the Knowledge of Seller and Selling Members, threatened, with respect to Taxes of Seller or for which a Lien may be imposed upon any Purchased Assets and, to  Seller’s Knowledge, no basis exists therefor; (v) no statute of limitations in respect of Taxes of Seller or for which a Lien may be imposed on any of the Purchased Assets has been waived or extended, which waiver or extension is in effect; (vi) all monies required to be withheld by Seller (including from employee of the Core Business for income Taxes and social security and other payroll Taxes) have been collected or withheld, and either paid to the respective Taxing Authorities or, as to those not yet due, set aside in accounts for such purpose; (vii) no transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code; (viii) except for any bulk sales Tax, no sales Taxes, use Taxes, real estate transfer Taxes or other similar Taxes will be imposed on the sale and transfer of the Purchased Assets to Buyer pursuant to this Agreement; (ix) none of the Purchased Assets is required to be treated as owned by any Person other than Seller for income Tax purposes pursuant to Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or otherwise; (ix) none of the Purchased Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code, “tax-exempt bond financed property” within meeting of Section 168(g)(5) of the Code, or subject to a “TRAC lease” under Section 7701(h) of the Code (or any predecessor provision); (x) following the Closing Date, pursuant to any agreement or arrangement entered into by Seller or any Affiliate thereof on or prior to the Closing Date, Buyer will not be obligated to make a payment to an individual that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future; (xi) there is no Lien for Taxes upon any of the Purchased Assets, except for Permitted Liens; and (xii) Seller has provided to Buyer true, complete and correct copies of all Tax Returns relating to, and all audit reports relating to each proposed adjustment, if any, made by any Tax Authority with respect to, any taxable period ending after December 31, 2007.

3.30        Environmental Matters.

(a)           Seller has furnished to Purchaser true, accurate, and complete copies of (i) all reports of inspections of the Core Business and Purchased Assets  made through the date hereof pertaining to environmental matters, including any Environmental Assessments; (ii) Environmental Records pertaining to communications with Governmental or Regulatory Entities relating to past or current violations of Environmental Laws or an Environmental Permit, all of which are listed on Schedule 3.30(a) hereto.  All deficiencies, if any, noted in such reports or documents have been corrected, except as noted on Schedule 3.30(a) hereto.

(b)           Seller has furnished to Purchaser true, accurate and complete copies of all Environmental Permits as of the date hereof, all of which are listed on Schedule 3.30(b) hereto;

(c)           in addition to any other provisions of this Agreement, and to the Seller’s Knowledge:

(i)           the Purchased Assets and operation of the Core Business are in compliance with all applicable Environmental Laws;

(ii)          Seller has obtained all Environmental Permits necessary for the operations of the Core Business, except where the failure to obtain Environmental Permits would not reasonably be expected to have a Material Adverse Effect; and all such obtained Environmental Permits are in good standing, and Seller is in compliance with the conditions of all such Environmental Permits, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect;

(iii)         without limiting (i) and (ii) above, Seller’s Real Property described in Schedule 3.30(c)(iii) hereto are and have been owned, leased, operated and maintained in compliance with all applicable Environmental Laws (except where the failure to comply would not reasonably be expected to have a Material Adverse Effect) and Environmental Permits during Seller’s record of beneficial ownership, lease, sublease, operation or occupancy, and, to the Knowledge of Seller, all such real properties were so operated and maintained prior to such date;

(iv)        all real properties formerly owned or leased by Seller for the benefit of the Core Business or used in connection with the Core Business (“Formerly Owned or Leased Real Property”) are identified on Schedule 3.30(c)(iv) hereto, and were operated by Seller in compliance with all Environmental Laws and Environmental Permits during Seller’s period of ownership, lease, sublease, operation or occupancy, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect;

(v)          Seller does not own, operate or lease, nor has Seller owned, operated or leased, a treatment, storage or disposal facility as part of the Core Business requiring a permit under RCRA or under any comparable state or local law.

(vi)         there has been no Release or threatened Release of a Hazardous Material at, on, under or in any of the Real Property or Formerly Owned or Leased Real Estate that could reasonably be expected to give rise to an Environmental Claim against Seller or the Core Business;

(vii)        Seller has not transported or arranged for the transportation, processing (including toll manufacturing), or disposal of any Hazardous Material in connection with the operation of the Core Business to any business or location that is (i) listed on the National Priorities List under CERCLA, (ii) listed for possible inclusion on the National Priorities List in CERCLIS or on any similar state or local list or (iii) the subject of enforcement or remediation actions by any Governmental or Regulatory Entity that may lead to Environmental Claims against Seller or the Core Business;

(viii)       the Purchased Assets are free of asbestos or asbestos containing material, whether friable or non-friable, and all asbestos abatement measures (if any) pertaining to the Purchased Assets have been conducted in compliance with the Occupational Health and Safety Act asbestos regulations, 29 C.F.R. § 1926.58, the Asbestos Hazard Emergency Response Act, 40 C.F.R. § 763, Subpart E, the Environmental Protection Agency’s NESHAPS Asbestos Regulations, 40 C.F.R. § 61.145, 61.149(e), 61.150, the Asbestos School Hazard Abatement Act, and any similar local, state or foreign laws, rules or regulations, as applicable.

(ix)         there are no other Environmental Claims not specifically addressed elsewhere in this Agreement or ISRA Filings Known to Seller to be either pending or threatened against or by Seller in connection with the Core Business and the Purchased Assets and there are no facts or circumstances Known to Seller, including any inquiries or investigations by Governmental or Regulatory Entities that could reasonably be expected to form the basis of any such Environmental Claim;

(x)          Seller is unaware of any draft or pending Environmental Laws or Environmental Permits that will or may go into effect prior to the Closing Date that will have any adverse effect on the Core Business or the Purchased Assets or impose any conditions or limitations on the operation or use of the Core Business or Purchased Assets not in effect as of the date hereof.

(xi)         no Environmental Permit listed in Schedule 3.30(c)(xi) hereof will expire or terminate prior to the Closing Date and no Environmental Record is required to be submitted to a Governmental or Regulatory Entity prior to Closing Date;

(xii)        all requirements of ISRA have been satisfied by obtaining a Response Action Outcome (“RAO”), a Remediation in Progress Waiver or such other documentation demonstrating compliance with ISRA and reasonably satisfactory to Buyer (the “ISRA Approval”)

(xiii)       Seller has complied with all reporting obligations under ISRA, SRRA and/or any regulations and has properly filed all reports and submittals (including, without limitation, any additional or revised information required by the NJDEP), and has complied on a timely basis with any notification and public outreach required pursuant to N.J.A.C. 7:26E-1.4, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect.

3.31        Finders’ Fees.  There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller, any Selling Member or any of their Affiliates who might be entitled to any fee or commission from Buyer or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

3.32        Powers of Attorney and Suretyships.  Except as set forth on Schedule 3.32, Seller does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person.

3.33        Software.

(a)           Schedule 3.33(a) contains a true, correct, complete and accurate list of all Software owned or licensed by Seller (“Seller Software”), except for commonly available “shrink wrap” software.  Except as set forth on Schedule 3.33(a), Seller is the sole and exclusive owner of such Seller Software.

(b)           All Software used or held for use by Seller that is not owned by Seller (the “Third Party Software”) (including any commonly available “shrink wrap” Software copyrighted by third parties) is used pursuant to an agreement or license and each such agreement or license is valid and enforceable and in full force and effect and neither Seller, Seller’s Affiliates, nor any licensor is in material default under or in breach of any such license or agreement.  Schedule 3.33(b) contains a true, correct, complete and accurate list of all Third Party Software (except for commonly available “shrink wrap” software), specifying as to each, as applicable: (i) the title and nature of such Third Party Software; (ii) the owner of such Third Party Software; (iii) the license rights granted under such Third Party Software; and (iv) the primary functionality or purpose (relative to the Core Business) of such Third Party Software.

(c)           The Seller Software and the Third Party Software and Seller’s rights therein are sufficient and adequate to efficiently conduct the Core Business to the full extent the Core Business is conducted as of the date hereof and as such business will be conducted as of the Closing Date.  Consummation of the transactions contemplated by this Agreement will not result in an impairment of the rights of Buyer to any of the Seller Software, or to any Third Party Software.  Consummation of the transactions contemplated by this Agreement will not result in any increase of any license fees with respect to any of the Third Party Software.  All Seller Software and any Third Party Software that is incorporated into the Seller Software perform substantially in accordance with the documentation and other written material used in connection with the Seller Software and Third Party Software, is in both machine and human readable form.

(d)           The source code for all Seller Software will compile into object code or otherwise be capable of performing the functions described in the documentation pertaining to the Seller Software in all material respects.  All source code and other documentation concerning the Seller Software is free of any defect which would prevent it from compiling or performing in all material respects.

(e)           Seller owns or leases all of its servers and such other computer equipment necessary and useful to operate the Core Business as currently conducted.

(f)           Except as set forth on Schedule 3.33(f), no Open Source Software has been incorporated into or used or distributed with any of the Seller Software or otherwise used by Seller in any respect in or in connection with the Seller Software, and none of the Seller Software is covered by or subject to any Open Source License.  Seller has not created any derivative work based upon any Open Source Software that is used by Seller in connection with the Core Business.  No software or computer programming code that is covered or protected by or an embodiment of any of the Seller Intellectual Property is Open Source Software.

3.34        Warranty Claims.  Since January 1, 2010, there have been no threatened or pending Warranty Claims against Seller in connection with the Core Business, which Warranty Claims exceed $10,000 in the aggregate.  Except as set forth on Schedule 3.34, Seller does not make any representation or warranty to its clients with respect to the Core Business as operated by Seller.  Schedule 3.34 contains a complete list of the threatened or pending Warranty Claims against Seller within three (3) days of the date hereof and such schedule will be updated to set forth as of a date within three (3) days of the Closing Date.  As used herein, “Warranty Claims” means claims by third parties for defects in products sold by or services delivered by Seller which the client claims do not meet the product or service warranty or specifications.

3.35        Suppliers.  Schedule 3.35 sets forth a true, correct and complete list of Seller’s ten (10) largest suppliers (by 2010 dollar amount of purchases).  Seller has provided a true, correct and complete list of the dollar amount of such purchases from each such supplier for each of 2008, 2009, 2010 and the Interim Period.  Neither Seller nor any Selling Member has been notified, on a formal or informal basis, of the probability or actuality, or otherwise have any reasonable belief that any of such ten (10) largest suppliers from the Interim Period intends to or will cancel, substantially limit, terminate or materially modify the terms of its business relationship with, or substantially reduce the supplies it provides to Seller.  Seller does not have any reasonable belief (other than possible general economic or general industry conditions) why the suppliers (and the amounts billed by such suppliers) should not, for the foreseeable future after the Closing for the benefit of Buyer, in the aggregate remain constant from the amounts shown on Schedule 3.35 (subject to proportional increases in costs as revenue increases), or why the practices of Seller with respect to such suppliers should not, for the foreseeable future after the Closing, be able to be continued by Buyer on substantially the same basis.  Seller represents that alternative sources of supply exist and should any of the ten (10) largest suppliers from the Interim Period cancel or reduce its supplies to Seller, such cancellation or reduction would not prevent the continuation of the Core Business.

3.36        Managers and Officers.  Selling Members are, and since the date of formation, have been, the only managers of Seller.  Schedule 3.36 sets forth a true, correct and complete list of all officers of Seller.

3.37        Seller and Selling Member Investment Representations.

(a)           Seller and each Selling Member is an “accredited investors” as such term is defined in Rule 501 of Regulation D (“Reg. D”) promulgated under the Securities Act.  Seller and each Selling Member acknowledge that Parent has the right to require evidence of their status as accredited investors, if necessary.

(b)           Seller and each Selling Member are and will be acquiring the Parent Common Stock solely for their own account for the purpose of investment and not with a view to or for sale in connection with distribution.  Except as permitted under the Registration Rights Agreement, Seller and each Selling Member do not have a present intention to sell the Parent Common Stock, nor a present arrangement (whether or not legally binding) or intention to effect any distribution of the Parent Common Stock to or through any person or entity.  Seller and each Selling Member acknowledge that each of them have prior investment experience, including investments in non-listed and non-registered securities, or have employed the services of an investment advisor, attorney or accountant to evaluate the merits and risks of such an investment on their behalf, and Seller and each Selling Member represent that it or he, as the case may be, understands the highly speculative nature of an investment in Parent Common Stock, which may result in the loss of the total amount of such investment.

(c)           Seller and each Selling Member have adequate means of providing for their current needs and possible company or personal contingencies, and Seller and each Selling Member have no need, and anticipate no need in the foreseeable future, for liquidity in their respective investment in the Parent Common Stock.  Seller and each Selling Member are able to bear the economic risks of this investment and, consequently, without limiting the generality of the foregoing, each such party is able to hold the Parent Common Stock for an indefinite period of time and has a sufficient net worth to sustain a loss of the entire investment in the event such loss should occur.

(d)           Seller and each Selling Member has made an overall commitment to investments which are not readily marketable, that are disproportionate to such party’s net worth, and such party’s investment in the Parent Common Stock will not cause such overall commitment to become excessive.

(e)           Except as provided under the Registration Rights Agreement, Seller and each Selling Member understand that the Parent Common Stock must be held indefinitely unless such shares of Parent Common Stock are registered under the Securities Act or an exemption from registration is available.  Seller and each Selling Member acknowledge that such party is familiar with Rule 144 of the rules and regulations of the Commission, as amended, promulgated pursuant to the Securities Act (“Rule 144”), and that such Person has been advised that Rule 144 permits resales only under certain circumstances.  Seller and each Selling Member understand that to the extent that Rule 144 is not available, such party will be unable to sell any shares of Parent Common Stock without either registration under the Securities Act or the existence of another exemption from such registration requirement.

(f)           Parent has not and is not making any representations or warranties to Seller and Selling Members or providing any advice or information to Seller and Selling Members.  Seller and each Selling Member acknowledge that it or he have retained their own professional advisors to evaluate the tax and other consequences of an investment in the Parent Common Stock.

(g)           Seller and each Selling Member acknowledge that the issuance of  Parent Common Stock has not been reviewed by the SEC because such issuance is intended to be a non-public offering pursuant to Section 4(2) of the Securities Act and Rule 506 under Reg. D and that the Parent is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of Seller and Selling Members set forth herein in order to determine the applicability of such exemptions and the suitability of Seller and each Selling Member to acquire the shares of Parent Common Stock.  Seller and each Selling Member acknowledge that they are not acquiring the Parent Common Stock as a result of any general solicitation or advertising.

(h)           No Seller or Selling Member has agreed to act with any other Seller or Selling Member for the purpose of acquiring, holding, voting or disposing of the Parent Common Stock purchased hereunder for purposes of Section 13(d) under the Exchange Act, and Seller and each Selling Member is acting independently with respect to its investment in the Parent Common Stock.

(i)           Seller and each Selling Member understand and consent to the placement of a legend on any certificate or other document evidencing Parent Common Stock stating that such Parent Common Stock has not been registered under the Securities Act and setting forth or referring to the restrictions on transferability and sale thereof.  Each certificate evidencing the Parent Common Stock shall bear the legends set forth below, or legends substantially equivalent thereto, together with any other legends that may be required by Federal or state securities laws at the time of the issuance of the Parent Common Stock:

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) REGISTERED UNDER THE ACT OR (II) THE ISSUER OF THE SHARES (THE “ISSUER”) HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT.

3.38        Certain Business Practices.  Neither Seller, any Selling Member, nor any of their Affiliates has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns, or (iii) made any other unlawful payment. Neither Seller, any Selling Member, nor any of their Affiliates (nor any Person acting on behalf of any of the foregoing) has, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Seller or assist Seller in connection with any actual or proposed transaction, which, if not given could reasonably be expected to have had a Material Adverse Effect on Seller, or which, if not continued in the future, could reasonably be expected to have a Material Adverse Effect on the business or prospects of Seller, or that could reasonably be expected to subject Seller to suit or penalty in any private or governmental litigation or proceeding.

3.39        Money Laundering Laws.  The operations of Seller and any Affiliate are and have been conducted at all times in compliance with anti-money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental authority (collectively, the “Money Laundering Laws”) and no Action involving Seller or any Affiliate with respect to the Money Laundering Laws is pending or, to the knowledge of Seller, threatened.

3.40        Other Information.  This Agreement and the Additional Agreements and the respective schedules and exhibits delivered by or on behalf of Seller and each Selling Member hereunder and thereunder are true, correct and complete in all material respects.  No representation or warranty by Seller or any Selling Member contained in this Agreement or any other Additional Agreement, nor any written certificate furnished in connection with the Closing by or on behalf of Seller or any Selling Member, respectively, to Buyer, contains any untrue statement of a material fact, or omits any material fact required to make the statements herein or therein contained not misleading in the light of the circumstances under which they were made.  Seller and Selling Members have disclosed to Buyer in writing (or by electronic means) all material facts and material information Known to them regarding the Core Business.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller and each Selling Members that:

4.1          Corporate Existence and Power.  Buyer is a corporation duly organized, formed, validly existing and in good standing under the laws of the State of Delaware.

4.2          Corporate Authorization.  The execution, delivery and performance by Buyer of this Agreement and the Additional Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer and it constitutes, and upon their execution and delivery, the Additional Agreements will constitute, a valid and legally binding agreement of Buyer, enforceable against it in accordance with its terms.

4.3          Governmental Authorization.  Neither the execution, delivery nor performance by Buyer of this Agreement requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority except for any filings required to be made in connection with the Registration Rights Agreement or any securities laws.

4.4          Non-Contravention.  The execution, delivery and performance by Buyer of this Agreement do not and will not (i) contravene or conflict with the organizational or constitutive documents of Buyer or Parent, or (ii) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon Buyer or Parent.

4.5          Finders’ Fees.  There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer or any of its Affiliates who might be entitled to any fee or commission from Seller or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

4.6          Real Estate Records.  Buyer reviewed all books, records, environmental documents, reports, and interim reviews pertaining to the Real Property leased by Seller in Bound Brook, New Jersey (the “Site”) that have been provided by Seller to Buyer; provided, however, Seller acknowledges and agrees that nothing set forth in this Section 4.6 shall affect any claim for indemnification by Buyer under this Agreement.

4.7          ISRA.  Buyer reviewed Seller’s ISRA filings and documentation, and acknowledges the fact that the Site is situated on property currently under the oversight of the United States Environmental Protection Agent pursuant to a Consent Decree lodged on October 3, 2000; provided, however, Seller acknowledges and agrees that nothing set forth in this Section 4.7 shall affect any claim for indemnification by Buyer under this Agreement.

4.8          Document Access.  Buyer has been provided with access to and reviewed all requested documents, including financial documentation, environmental documentation, operations data, product data, and any other documents requested by Buyer relating to the Core Business.

ARTICLE V
COVENANTS OF SELLER AND SELLING MEMBERS PENDING CLOSING

Seller and Selling Members jointly and severally covenant and agree that:

5.1          Conduct of the Business.  From the date hereof through the Closing Date, Seller shall, and Selling Members shall cause Seller to, conduct the Core Business only in the ordinary course, (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, and shall not enter into any material transactions without the prior written consent of Buyer (which consent shall not be unreasonably conditioned, withheld or delayed), and shall use all commercially reasonable efforts to preserve intact its business relationships with employees, clients, suppliers and other third parties.  Without limiting the generality of the foregoing, from the date hereof until the Closing Date, without Buyer’s prior written consent (which consent shall not be unreasonably conditioned, withheld or delayed), Seller shall not:

(a)           amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract (including Contracts described in Section 5.1(b) below), or any other right or asset of Seller that is or otherwise would have been a Purchased Asset;

(b)           modify, amend or enter into any contract, agreement, lease, license or commitment, which (A) is with respect to Real Property, (B) extends for a term of one year or more or (C) obligates the payment of more than $25,000 individually or $75,000 in the aggregate;

(c)           make any capital expenditures in excess of $25,000 individually or $75,000 in the aggregate;

(d)           sell, lease, license or otherwise dispose of any Purchased Assets or assets covered by any Contract except (i) pursuant to existing contracts or commitments disclosed herein and (ii) sales of Inventory in the ordinary course consistent with past practice;

(e)           accept returns of products sold from Inventory except in the ordinary course, consistent with past practice;

(f)           pay, declare or promise to pay any dividends or other distributions with respect to its capital stock, or pay, declare or promise to pay any other payments to any Selling Member (other than, in the case of a Selling Member as an employer of Seller, payments of salary accrued in said period at the current salary rate set forth on Schedule 3.23(a)) or any Affiliate of Seller;

(g)          authorize any salary increase for any employee or change the bonus or profit sharing policies of Seller;

(h)          obtain or incur any loan or other Indebtedness, including drawings under Seller’s existing lines of credit with any bank;

(i)           suffer or incur any Lien on any Purchased Asset;

(j)           suffer any damage, destruction or loss of property related to any Purchased Assets, whether or not covered by insurance;

(k)          delay, accelerate or cancel any receivables or Indebtedness owed to Seller or write off or make further reserves against the same;

(l)            merge or consolidate with or acquire any other Person or be acquired by any other Person;

(m)          suffer any insurance policy protecting the Purchased Assets to lapse;

(n)          amend any of its plans set forth in Section 3.26(a) or fail to continue to make timely contributions thereto in accordance with the terms thereof;

(o)          make any change in its accounting principles or methods or write down the value of any inventory or assets;

(p)          change the place of business or jurisdiction of organization of Seller;

(q)          extend any loans other than travel or other expense advances to employees in the ordinary course of business;

(r)           issue, redeem or repurchase any membership interests or other equity securities of Seller, including Sellers Interests;

(s)          effect or agree to any material changes in shipping practices, terms or rates;

(t)           materially reduce the prices of products sold from Inventory for customers except in the ordinary course of business;

(u)          effect or agree to any material change in any practices or terms, including payment terms, with respect to customers or suppliers;

(v)          hire any employees, consultants or advisors except in the ordinary course of business or in association with consummating this Agreement;

(w)         violate any Environmental Laws,

(x)           agree to do any of the foregoing; or

(y)           Seller shall not, and Selling Members shall cause Seller not to, (i) take or agree to take any action that might make any representation or warranty of Seller or any Selling Member hereunder inaccurate or misleading in any respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any respect at any such time.

5.2          Access to Information.

(a)           From the date hereof until and including the Closing Date, Seller shall, and each Selling Member shall cause Seller to, (i) continue to give Buyer, its legal counsel and other representatives full access to the offices, properties and, Books and Records, (ii) furnish to Buyer, its legal counsel and other representatives such information relating to the Core Business as such Persons may request and (iii) cause the employees, legal counsel, accountants and representatives of Seller to cooperate with Buyer in its investigation of the Core Business; provided that no investigation pursuant to this Section (or any investigation prior to the date hereof) shall affect any representation or warranty given by Seller or Selling Members.

(b)           Seller and Selling Members shall arrange for representatives of Buyer to meet with or speak to the representatives of the five (5) largest clients of Seller.

5.3          Notices of Certain Events.  Seller and Representative shall promptly notify Buyer of:

(a)           any notice or other communication from any Person alleging or raising the possibility that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or result in the loss of any rights or privileges of Seller (or Buyer, post-Closing) to any such Person or create any Lien on any Purchased Assets;

(b)           any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c)           any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting Seller, Selling Members, Buyer, Parent, the Purchased Assets or the Core Business or that relate to the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d)           the occurrence of any fact or circumstance which constitutes a Material Adverse Change; and

(e)           the occurrence of any fact or circumstance which might make any representation made hereunder by Seller and/or any Selling Member false or misleading in any material respect or result in the omission or the failure to state a material fact.

5.4          Exclusivity.  Neither Seller nor Selling Members nor anyone acting on their behalf is currently involved, directly or indirectly, in any activity which is intended to, nor for so long as this Agreement is in effect, shall Seller, any Selling Member or anyone acting on their behalf, directly or indirectly, (a) encourage, solicit, initiate or participate in discussions or negotiations with, or provide any information to or cooperate in any manner with any Person, other than Buyer or its Affiliates (collectively “Excluded Persons”), or an officer, partner, employee or other representative of an Excluded Person, concerning the sale of all or any part of the Core Business, any assets of Seller (other than Excluded Assets) or any capital stock or other securities of Seller, whether such transaction takes the form of a sale of stock, assets, merger, consolidation, or issuance of debt securities or making of a loan or otherwise  or any joint venture or partnership or (b) otherwise solicit, initiate or encourage the submission (or attempt to submit) of any inquiry or proposal contemplating the sale of all or any part of the Core Business, the sale of any Assets of Seller (including any of the Purchased Assets and excluding any Excluded Assets) or any capital stock, membership interests or other securities of Seller or any of its Affiliates or Subsidiaries, whether such transaction takes the form of a sale of equity, assets, merger, consolidation or otherwise, or issuance of debt securities or making of a loan or any joint venture or partnership or (c) consummate any such transaction or accept any offer or agree to engage in any such transaction.  Seller or Selling Members shall promptly (within 24 hours) communicate to Buyer the terms of any proposal, contract or sale which it may receive in respect of any of the foregoing and respond to any such communication in a manner reasonably acceptable to Buyer.  The notice of Seller and each Selling Member under this Section 5.4 shall include the identity of the person making such proposal or offer, copies (if written) or a written description of the terms (if oral) thereof and any other such information with respect thereto as Buyer may reasonably request.

5.5          Key Person Insurance.  Schleck shall cooperate with Buyer in the securing by Buyer of key person life insurance at Buyer’s sole expense (and without impact on calculations of EBIDTA or the Earnout Payment) on such terms and conditions and in such amounts as shall be satisfactory to Buyer in its sole discretion, on the life of Schleck in the amount of $3,000,000 (the “Key Person Policy”), including the submission by Schleck to a medical examination and providing of all necessary information regarding his medical history.  If Buyer purchases the Key Person Policy and subsequently decides to reduce the coverage amount or terminate the policy, Buyer shall first offer to Schleck the opportunity (at Schleck’s sole expense) to assume that portion of the policy no longer desired by Buyer.

5.6          Interim Financial Statements.  From December 31, 2010 through the Closing Date, Seller has delivered to Buyer its internally prepared financial statements.

ARTICLE VI
COVENANTS OF SELLER AND SELLING MEMBERS

Seller and Selling Members, jointly and severally, covenant and agree that:

6.1          Confidentiality.

(a)           Except as otherwise required by law, prior to and after the Closing, neither Seller nor any Selling Member shall, without the prior written consent of Buyer, or a person authorized thereby, disclose to any other Person or use (whether for the account of Seller or any Selling Member or any other party) any confidential information or proprietary work product of Parent, Buyer or Seller or any client of Parent, Buyer or Seller.  In the event Seller or any Selling Member believes that it is required to disclose any such confidential information pursuant to applicable Laws, Seller or such Selling Member shall, to the extent permitted by law, give timely written notice to Parent so that Parent may have an opportunity to obtain a protective order or other appropriate relief.  Seller and all Selling Members shall cooperate fully in any such action by Parent.

(b)           For clarity, the obligations of Seller and each Selling Member under Section 6.1(a) do not apply to information that (i is or becomes publicly available through no act or omission of Seller or any Selling Member; (ii) Buyer discloses to a third party without restriction on disclosure; (iii) is disclosed to Seller or any Selling Member by a third party without restriction on disclosure and without breach of a nondisclosure obligation; or (iv) is independently developed by Seller or any Selling Member without reference to any confidential information or proprietary work product of Parent, Buyer or Seller or any client of Parent, Buyer or Seller.

6.2          Injunctive Relief.  If Seller or any Selling Member breaches, or threatens to commit a breach of, any of the covenants set forth in Sections 5.1, 5.4, 6.1, 8.3 or 13.4 (the “Restrictive Covenants”), Buyer shall have the following rights and remedies, which shall be in addition to, and not in lieu of, any other rights and remedies available to Buyer by agreement (including those set forth in Section 11.1 hereof), under law or in equity:

(a)           The right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, all without the need to post a bond or any other security.

6.3          Payment and Performance of Excluded Liabilities.  Seller shall, and each Selling Member shall cause Seller to, timely pay and perform, as applicable, all liabilities and obligations that constitute Excluded Liabilities.  In the event of any breach or threatened breach by Seller or any Selling Member of this Section 6.4, Buyer shall have the right, but shall not be obligated to, pay or perform such Excluded Liability and, without limiting any other rights of Buyer, offset such amount against any amounts payable hereunder by Buyer.

6.4          Sale Restriction.  From and after the Closing, neither Seller nor any Selling Member shall sell, assign, transfer, encumber, alienate or otherwise dispose of any of: (x) the Closing Payment Shares for a period of twenty-four (24) months following the Closing Date and (y) the Earnout Shares and Additional Earnout Shares for a period of twelve (12) months following the date of receipt by Seller of such Earnout Shares and Additional Earnout Shares.

6.5          No Distributions.  From and after the Closing, with respect to its membership interests, Seller shall not grant a dividend, make a distribution or otherwise distribute Seller Interests to any person other than Selling Members.  For clarity, notwithstanding anything herein to the contrary, Seller may distribute the Purchase Price to the Selling Members.

6.6          Obtaining Consents.  From and after the Closing, Seller and each Selling Member hereby agree to use all commercially reasonable efforts to obtain each Seller Consent as promptly as practicable hereafter.

ARTICLE VII
COVENANTS OF BUYER

Buyer covenants and agrees that from and after the Closing:

7.1          Employee Benefits.  Buyer shall not assume any Plan or any liability or obligation under or in connection with any Plan, including any COBRA related liabilities or obligations of Seller or any of its ERISA Affiliates.  Effective as of the Closing, each employee of Seller shall be hired by Buyer as of the Closing Date and shall be eligible to participate in Buyer’s employee benefit plans on the same basis as Buyer’s other similarly situated employees.  In this regard, for purposes of eligibility and vesting, to the extent applicable under Buyer’s plans, but not benefit accrual, each employee of Seller hired by Buyer as of the Closing Date shall, from and after the Closing Date, be credited under Buyer’s employee benefit plans with his or her service for Seller prior to the Closing Date which service was counted for eligibility and/or vesting purposes, as applicable, under Seller’s similar Plans.  As soon as reasonably practicable following the Closing, Buyer’s 401(k) plan shall accept rollover distributions from Seller’s 401(k) plan with respect to those of Seller’s employees hired by Buyer as of the Closing Date.

ARTICLE VIII
COVENANTS OF ALL PARTIES HERETO

The parties hereto covenant and agree that:

8.1          Further Assurances.

(a)           Subject to the terms and conditions of this Agreement, each party shall use all commercially reasonable to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and as reasonably requested by the other party, to consummate and implement expeditiously each of the transactions contemplated by this Agreement.  The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement in order to transfer all of the Purchased Assets and Assumed Liabilities to Buyer and to vest in Buyer good, valid and marketable title to the Purchased Assets free and clear of all Liens, except for Permitted Liens.

(b)           Seller hereby constitutes and appoints, effective as of the Closing, Buyer and its successors and assigns as the true and lawful attorney of Seller with full power of substitution in the name of Buyer or in the name of Seller, but for the benefit of Buyer, solely (i) to collect for the account of Buyer any items of Purchased Assets and (ii) to institute and prosecute all proceedings which Buyer may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Purchased Assets, and to defend or compromise any and all Actions in respect of the Purchased Assets and the Contracts.  Buyer shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

8.2          Confidentiality of Transaction.  Any information (except publicly available or freely usable material obtained from another source) respecting any party or its Affiliates will be kept in strict confidence by all other parties to this Agreement and their agents.  Except as required by Law, neither Seller, nor Selling Members nor any of their respective Affiliates, directors, officers, employees or agents will disclose the terms of the transactions contemplated hereunder or by any Additional Agreement at any time, currently, or on or after the Closing, regardless of whether the Closing takes place, except as required by Law or as necessary to their attorneys, accountants and professional advisors, in which instance such persons and any employees or agents of Seller shall be advised of the confidential nature of the terms of the transaction and shall themselves be required by Seller to keep such information confidential.  Except as required by Law, each party shall retain all information obtained from the other and their legal counsel on a confidential basis except as necessary to their attorneys, accountants and professional advisors, in which instance such persons and any employees or agents of such party shall be advised of the confidential nature of the terms of the transaction and shall themselves be required by such party to keep such information confidential.

8.3          Payments and Obligations.  If Buyer receives any payment relating to Excluded Assets, then Buyer promptly shall forward such payment to Seller; and if Seller receives any payment relating to the Purchased Assets, then Seller promptly shall forward such payment to Buyer.  If Buyer receives bills or other demands for payment or performance relating to Excluded Liabilities, then Buyer will promptly forward such bills and demands to Seller.  If Seller receives bills or other demands for payment or performance relating to Assumed Liabilities, then Seller promptly will forward such bills and demands to Buyer.

8.4          Earnout Covenants.

(a)           Status of Business.  Subject to the terms and conditions of this Agreement, during the Measuring Period, the Core Business shall be operated by Buyer as a separate division of Buyer (or its Affiliates) under the direction and control of Buyer’s Board of Directors.  Schleck shall be a member of Buyer’s Board of Directors during the Measurement Period; provided, however, in the event he ceases to be an employee of Buyer (or its Affiliates) for any reason other than the termination of Schleck’s employment by Buyer without cause (including death, disability or retirement), he may be removed from such director position.

(b)           Operation of Buyer.  Schleck shall serve as President of Buyer and shall report to the President of Parent.  From the Closing Date up and through December 31, 2013, the Core Business shall be operated by Buyer through its board of directors (the “Board”) appointed by Parent.  No Selling Member (or any representative of any Selling Member) employed by Buyer, including Schleck in his capacity as President of Buyer, shall have the power or authority to authorize any of the following actions, and such actions shall require the affirmative authorization of Parent or the Chief Executive Officer of Buyer; provided, that, any determination regarding approval or authority of any action shall reside with Parent, in its sole discretion.

(i)           Any acquisition of any other business enterprise (including any assets or equity securities of any business enterprise) or the dissolution of Buyer;

(ii)          The establishment or dissolution by Buyer of any subsidiary, partnership, corporation or any other business enterprise or the entering into of any joint ventures;

(iii)         The incurrence of any individual expense or expenditure, including any capital expenditure, with a variance (positive or negative) of more than $5,000 of amounts budgeted for such individual expense or expenditure in the annual budgets of the business having received the prior approval of the Parent and the Board of Buyer (the “Budget”);

(iv)        The sale of any portion of the assets of the Core Business, except for sales of inventory in the ordinary course of business consistent with Seller’s past practice;

(v)         The issuance or sale of capital stock of Buyer;

(vi)        The borrowing of funds or the issuance of bonds or other evidence of Indebtedness or the making of guarantees or the lending of funds;

(vii)       Outside the ordinary course of business, the granting of any Lien on any assets or office equipment lease obligations or office equipment purchase money Indebtedness;

(viii)      Any material changes in the Core Business or of any changes in place of business.

(ix)         The making, in any fiscal year, of any commitment or the entering into of any contract (other than employment contracts) which conflicts with the Budget for that fiscal year or which provides for expenditures in any future fiscal year, except as Buyer may agree in writing;

(x)          The leasing or purchase of any Real Property;

(xi)         The hiring or termination of any employee or the making of any employment contract or amendment to the terms of any existing contract of employment;

(xii)        The amendment of the Articles of Incorporation or other organizational or governing documents of Buyer;

(xiii)       Providing any services not otherwise in effect on the Closing Date to any Selling Member or an Affiliate of any Selling Member;

(xiv)       The settlement of any claims, suits or proceedings except any dispute relating to collections in the ordinary course of business that do not exceed Ten Thousand Dollars ($10,000) as to which no legal proceeding has commenced;

(xv)        The acceptance of or rendering of services to any client or account which, in the reasonable opinion of Parent or the Board of Buyer, presents or is likely to present a conflict of interest with any client, customer or interest of Parent or Buyer any of its Subsidiaries, Affiliates or its or their business units;

(xvi)       The failure to take any action on the part of Buyer when such action is required or necessary or otherwise failing to fulfill any obligations of Buyer as or when such obligations become due;

(xvii)      Taking any action outside the ordinary course of the business; and

(xviii)     Agreeing to do any of the foregoing.

(c)           Breach of Earnout Covenants.  Seller, Selling Members and Representative acknowledge and agree that any purported benefit arising from or otherwise attributed to a breach of Section 8.4(b) by any of Seller, Selling Members or Schleck shall not be used or employed for the purposes of calculating any component of any Earnout Payment.

(d)           Core Business Integration.  If Schleck ceases to be an employee of Buyer (or its Affiliates), for any reason other than the termination of Schleck’s employment by Buyer without cause, Parent or Buyer shall have the right in its sole discretion to cause the Core Business to be integrated into the business and operations of Parent or Buyer (or its Affiliates) including Parent’s or Buyer’s administrative and back-office operations during the Measuring Period.  Notwithstanding the preceding sentence, Parent and Buyer shall at all times during the Measuring Period maintain separate books and records for the Core Business so as to readily facilitate the computation of the Earnout Payment and the Additional Earnout Payment.

8.5          Tax Matters.  Seller shall prepare (or cause to be prepared on its own behalf) and file (or cause to be filed on its own behalf) on a timely basis all income Tax Returns with respect to Seller for taxable periods ending on or prior to the Closing Date and such Tax Returns shall be prepared on a basis consistent with the similar Tax Returns for the immediately preceding periods.  Seller shall not make, amend, revoke or terminate any election or tax accounting method with respect to such Tax Returns and taxable periods without Buyer’s prior written consent.  Seller shall give a copy of each such Tax Return to Buyer prior to filing, together with proof of payment of the Tax, if any, shown thereon to be due.  Such Tax Returns shall be true, correct and complete in all respects and Seller shall timely pay the Taxes shown to be due and owing by it on such Tax Returns.  Seller shall be liable for all sales, use and other transfer Taxes arising from the transactions contemplated by this Agreement.

ARTICLE IX
CONDITIONS TO CLOSING

9.1          Condition to the Obligations of the Parties.  The obligations of all of the parties to consummate the Closing are subject to the satisfaction of all the following conditions:  (a) no provision of any applicable Law, and no Order shall prohibit or impose any condition on the consummation of the Closing, and (b) there shall not be pending or threatened any Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

9.2          Conditions to Obligations of Buyer.  The obligation of Buyer to consummate the Closing is subject to the satisfaction, or the waiver at Buyer’s sole and absolute discretion, of all the following further conditions:

(a)           Seller and Selling Members shall have duly performed all of their obligations hereunder required to be performed by them at or prior to the Closing Date in all material respects.

(b)           All of the representations and warranties of Seller and Selling Members contained in this Agreement, the Additional Agreements and in any certificate or other writing delivered by Seller or any Selling Member pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, regardless of whether it involved a known risk, shall: (i) be true, correct and complete at and as of the date of this Agreement, or, (ii) if otherwise specified, when made or when deemed to have been made, and (iii) shall be true, correct and complete as of the Closing Date, in the case as (i) and (ii) with only such exceptions as could not in the aggregate reasonably be expected to have a Material Adverse Effect.

(c)           There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Change or a Material Adverse Effect, regardless of whether it involved a known risk.

(d)           Buyer shall have received a certificate signed by Selling Members and Chief Executive Officer and Chief Financial Officer of Seller and all Selling Members to the effect set forth in clauses (a) and (b) of this Section 9.2.

(e)           No court, arbitrator or other Authority shall have issued any judgment, injunction, decree or order, or have pending before it a proceeding for the issuance of any thereof, and there shall not be any provision of any applicable Law restraining or prohibiting the consummation of the Closing or the effective operation or enjoyment by Buyer of any of the Core Business or the Purchased Assets or the use of the Contracts after the Closing Date.

(f)           Buyer shall have received all documents it may request relating to the existence of Seller and the authority of Seller to enter into and perform under this Agreement, all in form and substance reasonably satisfactory to Buyer and its legal counsel, including (i) a copy of the certificate of formation of Seller certified as of a recent date by the Secretary of State of its jurisdiction of organization, (ii) copies of resolutions duly adopted by the managers of Seller and by the unanimous vote or consent of Seller’s members authorizing this Agreement, the Additional Agreements and the Conveyance Documents and the transaction contemplated hereby and thereby (including the check endorsements and letter of instruction provided in Section 2.9), (iii) a certificate of the Secretary of Seller certifying as to signatures of the officer(s) executing this Agreement and any certificate or document to be delivered pursuant hereto, together with evidence of the incumbency of such Secretary, and (iv) a recent good standing certificate regarding Seller from the office of the Secretary of State of the State of New Jersey and each other jurisdiction in which Seller is qualified to do business.

(g)           Evidence satisfactory to it (in its sole discretion) that it shall hold all of the Purchased Assets free and clear of all Liens, except Permitted Liens (which evidence may consist, in part, of the Conveyance Documents and any other copies of bills of sale, agreements of assignment and assumption, title documents, and other appropriate documents and instruments as Buyer may request).

(h)           No provision of any applicable Law and no judgment, injunction, order or decree shall restrain, prohibit or otherwise interfere with the effective operation or enjoyment by Buyer of all or any material portion of the Purchased Assets.

(i)            Buyer shall have received copies of all Seller Consents (including the consents of the landlords under the Office Lease), in form and substance reasonably satisfactory to Buyer, and no such Seller Consent shall have been revoked.

(j)            Seller shall have delivered to Buyer documents satisfactory to Buyer to evidence the release of all Liens on any portion of the Purchased Assets and the filing of appropriate UCC-3 Amendment (Termination) Statements.

(k)           Schleck shall have entered into and delivered to Buyer a copy of his employment agreement with Buyer substantially in the form attached hereto as Exhibit E and the other members of Seller’s Senior Management Team identified on Schedule 9.2(l) shall have entered into and delivered to Buyer a copy of his employment agreement with Buyer, each in form and substance satisfactory to Buyer (collectively, the “Employment Agreements”), and the same shall be in full force and effect.

(l)            Counsel to Seller and Selling Members, shall have delivered an opinion substantially in the form of Exhibit F hereto.

(m)           Seller and each Selling Member shall have executed the Non-Compete Agreement substantially in the form attached hereto as Exhibit G between Buyer and such Person (collectively, the “Non-Compete Agreements”) and the same shall be in full force and effect.

(n)           The Key Personnel shall have executed Confidentiality and Non-Solicitation Agreements and the same shall be in full force and effect.

(o)           Schleck shall have executed and delivered the Stockholder’s Agreement, substantially in the form attached hereto as Exhibit H, between Parent and Schleck (the “Stockholder’s Agreement”) and the same shall be in full force and effect.

(p)           Buyer and Seller shall have executed the Royalty/Licensing Agreement substantially in the form attached hereto as Exhibit I between Buyer and Seller (the “Royalty/Licensing Agreement”) and the same shall be in full force and effect.

(q)           Buyer and Landlord shall have executed the Lease Agreement substantially in the form attached hereto as Exhibit J between Buyer and Landlord (the “Lease Agreement”) and the same shall be in full force and effect.

(r)           Environmental.  Seller shall have obtained ISRA Approval and an environmental insurance runoff policy in form and substance satisfactory to Buyer in is sole discretion.

(s)           Estimated Balance Sheet and Estimated Net Working Capital.  Estimated Balance Sheet and Estimated Net Working Capital shall have been determined and agreed to by Buyer and Seller.

(t)           Satisfaction of Certain Seller Obligations.  Seller shall have made all payments and otherwise satisfied all of its obligations pursuant to Section 2.12.

9.3          Conditions to Obligations of Seller and Selling Members.  The obligation of Seller and Selling Members to consummate the Closing is subject to the satisfaction, or the waiver at Seller’s discretion, of all the following further conditions:

(a)           Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto, disregarding all qualifications and expectations contained therein relating to materiality shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date and (iii) Seller shall have received a certificate signed by an authorized officer of Buyer to the foregoing effect.

(b)           No court, arbitrator or other Authority shall have issued any judgment, injunction, decree or order, or have pending before it a proceeding for the issuance of any thereof, and there shall not be any provision of any applicable Law restraining or prohibiting the consummation of the Closing or the effective operation or enjoyment by Buyer of any of the Core Business or the Purchased Assets or the use of the Contracts after the Closing Date.

(c)           Buyer and Parent shall have entered into and delivered a counterpart page of each Additional Agreement to which it is a party.

(d)           Buyer and the Escrow Agent shall have executed and delivered to Seller and the Representative a copy of the Escrow Agreement.

(e)           Buyer and Landlord shall have executed the Lease Agreement.

(f)           Parent shall have executed and delivered to Seller the Registration Rights Agreement.

(g)           Parent shall have executed and delivered the Stockholder’s Agreement.

ARTICLE X
INDEMNIFICATION

10.1        Indemnification of Buyer.  Except as otherwise set forth herein, Seller, Schleck and each Selling Member hereby severally but not jointly agree to indemnify and hold harmless Buyer, each of its Affiliates and each of its and their respective members, managers, partners, directors, officers, employees, shareholders and agents and permitted assignees (the “Buyer Indemnitees”), against and in respect of any and all out-of-pocket loss, cost, payments, demand, penalty, forfeiture, expense, liability, judgment, deficiency, damage, diminution in value or claim (excluding costs of investigation but including reasonable attorneys’ fees and other reasonable costs and expenses) (all of the foregoing collectively, “Losses”) incurred or sustained by any Buyer Indemnitee (calculated and paid in accordance with Section 10.6) as a result of or in connection with (a) any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties and covenants of Seller or any Selling Member contained herein or in any of the Additional Agreements or any certificate or other writing delivered pursuant hereto, including any breach of Section 8.5(b) by any Selling Member (or representative of any Selling Member) or Schleck in his capacity as President of Buyer, (b) any claims or Actions by any third parties with respect to the Core Business (including breach of contract claims, violations of warranties, trademark infringement, torts or consumer complaints) for any period prior to the Closing Date, (c) the violation of any Laws in connection with or with respect to the operation of the Core Business prior to the Closing Date, (d) any Excluded Asset or Excluded Liability, including any service and maintenance obligations, (e) the existence, ownership, structure, assets, liabilities, operations, liquidation or dissolution of Seller after the Closing Date, (f) any claims by any employee of Seller with respect to any period or event occurring on or prior to the Closing Date, or relating to the termination of employee’s employment status in connection with the transactions contemplated by this Agreement, or the termination, amendment or curtailment of any employee benefit plans, (g) the failure to pay to any Tax Authority any Taxes that arose with respect to periods before the Closing Date, or to file with any Tax Authority any Tax Return covering periods before the Closing Date, or (h) any Environmental Claims that arose with respect to periods before the Closing Date; provided, however, notwithstanding anything to the contrary set forth herein, any indemnification (or Action for indemnification) by Seller, Schleck and each Selling Member or any Buyer Indemnitee with respect to Section 10.1(h) shall be on a joint and several basis.  The total payments made by Seller, Schleck and Selling Members to the Buyer Indemnitees with respect to Losses shall not exceed an amount equal to the Closing Payment Shares as of the Closing Date (the “Seller Indemnifiable Loss Limit”), except that the Seller Indemnifiable Loss Limit shall not apply with respect to any Losses relating to or arising under or in connection with any of clauses (e), (g) and (h) of this Section 10.1.  No Buyer Indemnitee shall be entitled to indemnification pursuant to this Section 10.1 unless and until the aggregate amount of Losses to all Buyer Indemnitees equals at least $50,000 (the “Basket”), at which time, subject to the Seller Indemnifiable Loss Limit, the Buyer Indemnitees shall be entitled to indemnification for the total amount of such Losses exceeding the Basket; provided, however, any Losses relating to or arising under or in connection with any of clauses (e), (g) and (h) of this Section 10.1, Claims arising from or related to fraud or any Claims arising from a breach of Section 8.4 (and any indemnification of Buyer Indemnitees arising therefrom) shall not be subject to the Basket.  Notwithstanding anything set forth in this Section 10.1, (i) any Losses incurred by any Buyer Indemnitee in connection with any Excluded Liability, and (ii) any Losses incurred by any Buyer Indemnitee arising out of the failure of Seller or any Selling Member to perform any covenant or obligation to be performed by him or it at or after the Closing Date, shall not, in any such case, be subject to or applied against the Seller Indemnifiable Loss Limit or the Basket, respectively.  For purposes of computing Losses suffered by Buyer hereunder, Seller acknowledges and agrees that the Purchase Price is based upon a multiple of the earnings of Seller and that any breach of representation, warranty or covenant by Seller hereunder which reflects or results in a reduction in the historical earnings upon which the Purchase Price is based may cause Buyer to suffer Losses corresponding to an equivalent multiple of such reduction in earnings; that to the extent Buyer recovers any such earnings-based Losses, payment shall be made by Seller (or Selling Members) in the same combination of cash and Parent Common Stock received by Seller (provided, further, that, in the event any part of such indemnification payment is in the form of Payment Shares, such Payment Shares shall be valued at the higher of the then current Average Price or the Average Price on the date such Parent Shares were issued).

10.2        Indemnification of Seller and Selling Members.  Buyer hereby agrees to indemnify and hold harmless Seller and Selling Members (the “Seller Indemnitees”) against and in respect of any Losses incurred or sustained by Seller Indemnitees as a result of any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties and covenants of Buyer contained herein or in any Additional Agreement to which either Buyer or Parent is a party. The total payments made by Buyer to Seller Indemnitees with respect to Losses shall not exceed an amount equal to the Closing Payment Shares as of the Closing Date (the “Buyer Indemnifiable Loss Limit”); provided, however, Seller Indemnitees shall not be entitled to indemnification pursuant to this Section 10.2 unless and until the aggregate amount of Losses to Seller Indemnitees equals at least the Basket, at which time, subject to the Buyer Indemnifiable Loss Limit, Seller Indemnitees shall be entitled to indemnification for the total amount of such Losses.  Notwithstanding anything set forth in this Section 10.2, any Losses incurred by any Seller Indemnitee due to fraud or arising out of the failure of Buyer to perform any covenant or obligation to be performed by it at or after the Closing Date (including payment of the Purchase Price), shall not be subject to or applied against the Buyer Indemnifiable Loss Limit or the Basket, respectively.

10.3        Procedure.  The following shall apply with respect to all claims by either a Buyer Indemnitee or a Seller Indemnitee (together, “Indemnified Party”) for indemnification:

(a)           An Indemnified Party shall give Selling Members, Seller, Schleck or Buyer, as applicable (any of such parties, “Indemnifying Parties”), prompt notice (an “Indemnification Notice”) of any third-party claim, investigation, or Action with respect to which such Indemnified Party seeks indemnification pursuant to Section 10.1 or 10.2 (a “Third Party Claim”), which shall describe in reasonable detail the Loss that has been or may be suffered by the Indemnified Party.  The failure to give the Indemnification Notice shall not impair any of the rights or benefits of such Indemnified Party under Section 10.1 or 10.2, except to the extent such failure materially and adversely affects the ability of the Indemnifying Parties to defend such claim or increases the amount of such liability.

(b)           In the case of any Third Party Claims as to which indemnification is sought by any Indemnified Party, such Indemnified Party shall be entitled, at the sole expense and liability of the Indemnifying Parties, to exercise full control of the defense, compromise or settlement of any Third Party Claim unless the Indemnifying Parties, within a reasonable time after the giving of an Indemnification Notice by the Indemnified Party (but in any event within ten (10) days thereafter), shall (i) deliver a written confirmation to such Indemnified Party that the indemnification provisions of Section 10.1 or 10.2 are applicable to such claim, or Action and the Indemnifying Parties will indemnify such Indemnified Party in respect of such claim, or Action pursuant to the terms of Section 10.1 or 10.2 and, notwithstanding anything to the contrary, shall do so without asserting any challenge, defense, limitation on the Indemnifying Parties liability for Losses, counterclaim or offset, (ii) notify such Indemnified Party in writing of the intention of the Indemnifying Parties to assume the defense thereof, and (iii) retain legal counsel reasonably satisfactory to such Indemnified Party to conduct the defense of such Third Party Claim.

(c)           If the Indemnifying Parties assume the defense of any such Third Party Claim then the Indemnified Party shall cooperate with the Indemnifying Parties in any manner reasonably requested in connection with the defense, compromise or settlement thereof.  If the Indemnifying Parties so assume the defense of any such Third Party Claim the Indemnified Party shall have the right to employ separate counsel (from one law firm only) and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of such Indemnified Party unless (i) the Indemnifying Parties have agreed to pay such fees and expenses, or (ii) the named parties to any such Third Party Claim (including any impleaded parties) include an Indemnified Party and an Indemnifying Party and such Indemnified Party shall have been advised by its counsel that there may be a conflict of interest between such Indemnified Party and the Indemnifying Parties in the conduct of the defense thereof, and in any such case the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Parties.

(d)           If the Indemnifying Parties elect to assume the defense of any Third Party Claim, the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Parties withdraw from or fail to reasonably prosecute the defense of such asserted liability, or unless a judgment is entered against the Indemnified Party for such liability.  If the Indemnifying Parties do not elect to defend, or if, after commencing or undertaking any such defense, the Indemnifying Parties fail to reasonably prosecute or withdraw such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Parties’ expense.  Notwithstanding anything to the contrary, the Indemnifying Parties shall not be entitled to control, but may participate in, and the Indemnified Party (at the expense of the Indemnifying Parties) shall be entitled to have sole control over, the defense or settlement of (x) that part of any Third Party Claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, or (ii) to the extent such Third Party Claim involves criminal allegations against the Indemnified Party or (y) the entire Third Party Claim if such Third Party Claim would reasonably be expected to impose liability on the part of the Indemnified Party in an amount which is greater than the amount as to which the Indemnified Party is entitled to indemnification under this Agreement.  In the event the Indemnified Party retains control of the Third Party Claim, the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably conditioned, withheld or delayed.

(e)           If the Indemnified Party undertakes the defense of any such Third Party Claim pursuant to Section 10.1 or 10.2 and proposes to settle the same prior to a final judgment thereon or to forgo appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Parties prompt written notice thereof and the Indemnifying Parties shall have the right to participate in the settlement, assume or reassume the defense thereof or prosecute such appeal, in each case at the Indemnifying Parties’ expense.  The Indemnifying Parties shall not, without the prior written consent of such Indemnified Party settle or compromise or consent to entry of any judgment with respect to any such Third Party Claim (i) in which any relief other than the payment of money damages is or may be sought against such Indemnified Party or (ii) which does not include as an unconditional term thereof the giving by the claimant, person conducting such investigation or initiating such hearing, plaintiff or petitioner to such Indemnified Party of a release from all liability with respect to such Third Party Claim and all other claims or Actions (known or unknown) arising or which might arise out of the same facts.

10.4        Periodic Payments.  Any indemnification required by Section 10.1 or 10.2 for costs, disbursements or expenses of any Indemnified Party in connection with investigating, preparing to defend or defending any claim, or Action shall be made by periodic payments by the Indemnifying Parties to each Indemnified Party during the course of the investigation or defense, as and when bills are received or costs, disbursements or expenses are incurred.

10.5        Right of Set Off.  In the event that Parent or Buyer is entitled to any indemnification pursuant to this Article X, Parent or Buyer shall be entitled to set off any amounts owed to Seller pursuant to Section 10.2 and/or against the amount of such indemnification.  In the event of such a set-off, the set-off will be allocated (in the same combination of cash and Parent Common Stock paid to and received by Seller at Closing): (i) any cash to which Seller is otherwise entitled pursuant to this Agreement and (ii) the shares of Parent Common Stock to which Seller is otherwise entitled pursuant to this Agreement at a price per share equal to the greater of the Average Price per share of the Parent Common Stock calculated for the (x) Closing Payment or (y) Earnout Payment and Additional Earnout Payment.  Any such set-off will be treated as an adjustment to the Purchase Price.

10.6        Payment of Indemnification.  In the event that Parent or Buyer is entitled to any indemnification pursuant to this Article (and Parent or Buyer elect not to set off such indemnification pursuant to Section 10.5), Seller, Schleck or Selling Members shall pay the amount of the indemnification (subject to the limitation set forth in Section 10.1): (i) first, subject to the provisions of the Escrow Agreement, from the Escrow Amount and, if such amount has been exhausted, then, and (ii) second, in cash up to the amount of cash received by Seller as part of the Purchase Price, and, if such amount has been exhausted, (iii) then, in shares of Parent Common Stock; provided, that (x) any Parent Common Stock transferred pursuant to Article X, as set forth in this Section 10.6 (including as part of the Escrow Amount), shall have the same value per share of Parent Common Stock as at their time of issuance or on the date tendered, whichever is greater, and (y) Seller, upon transferring such Parent Common Stock, shall represent and warrant in writing to the Parent or Buyer, as the case may be, that all such shares of Parent Common Stock are free and clear of all Liens, except for Permitted Liens.

10.7        Insurance.  Notwithstanding anything herein to the contrary, any indemnification payments hereunder shall take into account any insurance proceeds or other third party reimbursement actually received by an Indemnified Party.

10.8        Right to Indemnification.  The right to indemnification, reimbursement or other remedy of Buyer or any Buyer Indemnitee based upon any representations, warranties, covenants and obligations of Seller or any Selling Member shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time by Buyer (or any of its representatives), whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy of inaccuracy of or compliance with any such representations, warranties, covenants or obligations.  The waiver of any condition by Buyer based on the accuracy or inaccuracy of any representation or warranty, or the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages or other remedy of Buyer or any Buyer Indemnitee based on such representations, warranties, covenants and obligations.

10.9        Survival of Indemnification Rights and Timing of Indemnification Claims.

(a)           Survival.  The representations and warranties of Seller, Selling Members and Buyer shall survive up to and through December 31, 2013, except for:

(i)           the representations and warranties set forth in Section 3.1 (Corporate Existence and Power), Section 3.3 (Governmental Authorization), Section 3.13 (Properties; Title to Purchased Assets), Section 3.15(b)(xi) (Warranties under Contracts), Section 3.18 (Compliance with Laws), Section 3.29 (Tax Matters), Section 3.31 (Finder’s Fees), Section 4.1 (Corporate Existence and Power), Section 4.2 (Corporate Authorization), and Section 4.5 (Finders’ Fees), all of which shall survive until the later of: (x) ninety (90) days after the expiration of the statute of limitations with respect thereto (including any extensions and waivers thereof) or (y) if there is no applicable statute of limitations, then five (5) years from the Closing Date, and

(ii)          (x) the representations and warranties set forth in Section 3.2 (Authorization), Section 3.5 (Capitalization), Section 3.13 (Properties; Title to Purchased Assets) and Section 3.30 (Environmental) and, (y) claims with respect to fraud or Excluded Liabilities, all of which shall survive indefinitely, except for Losses barred by the statute of limitations with respect thereto (including any extensions and waivers thereof).

(b)           Timing.  The indemnification to which any Indemnified Party is entitled from the Indemnifying Parties under this Article X in connection with any Loss for a breach of a covenant may be brought within the statute of limitations running from the date of such breach. The indemnification to which any Indemnified Party is entitled from the Indemnifying Parties under this Article X in connection with any Loss for a breach of a representation or warranty may be brought at any time within the periods specified in Section 10.9(a); provided, that the representation or warranty on which such indemnification is based continues to survive under this Section 10.9 at the time notice of such indemnification is given in accordance with Section 10.3 hereof, and if such notice is given within such period, all rights to such indemnification shall continue in full force and effect.

ARTICLE XI
DISPUTE RESOLUTION

11.1        Arbitration.

(a)           The parties shall promptly submit any disputed matter (“Disputed Matter”) arising hereunder or under any Additional Agreement, including the construction, interpretation, or validity of any provision hereof (including this Section 11.1) or performance thereof, or any other matter relating hereto or thereto arising in connection herewith or therewith or any alleged breach hereof or thereof, whether based upon tort, contract, equity, common law, statute, or otherwise, to binding arbitration before one arbitrator (“Arbitrator”), except that any dispute arising out of the calculation of the Earnout Payment and/or Additional Earnout Payment and Actual Net Working Capital shall be resolved pursuant to Sections 2.6(f) and 2.7(b), respectively.  Subject to such Section 8 and Sections 11.1(b) and (e), the Arbitrator shall have sole authority to resolve any Disputed Matter, including the extent to which the Disputed Matter is subject to arbitration, timeliness of assertion of any claim, or any other matter relating to the arbitrability of the Disputed Matter.  The Arbitrator shall be a lawyer or judge, specializing or having a background in mergers and acquisitions for at least fifteen (15) years, licensed to practice in the State of New York, New Jersey or Delaware.

(b)           This Section 11.1 shall not prevent any party from seeking temporary or preliminary relief in a court with respect to any Disputed Matter (including to enforce this Section 11.1), but the final determination of such Disputed Matter shall be made by the Arbitrator, who shall have authority to grant injunctive relief.

(c)           The arbitration shall be administered by JAMS in Wilmington, Delaware in accordance with JAMS’ then current Commercial Arbitration Rules, except as otherwise provided herein.  The Arbitrator may, pursuant to such terms and procedures as the Arbitrator deems appropriate, hear and determine any preliminary issue of law asserted by a party to be dispositive, in whole or in part, of a claim or defense, to the same extent that a court could do so pursuant to a motion for summary judgment.  The Arbitrator may, at his discretion and at the expense of the parties (unless the Arbitrator assigns such and costs and fees to the party prevailing on the merits of the dispute), employ experts to assist him in his determinations.  With respect to each Disputed Matter, the Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, applying Delaware law, excluding choice of law rules.  The Arbitrator shall have no authority to award punitive or other exemplary damages.  The Arbitrator’s finding of facts shall be final and binding upon the parties, and the Arbitrator’s decision shall not subject to judicial review absent fraud or manifest error.

(d)           The Arbitrator shall determine which party is the party prevailing on the merits of the dispute, and, in addition to any other relief to which the prevailing party in any arbitration hereunder may be entitled, unless the Arbitrator shall determine otherwise for reasons set forth in the Arbitrator’s decision, the party that did not prevail on the merits of the dispute shall bear the costs of the arbitration, and the party prevailing on the merits of the dispute shall be entitled to recover from the party that did not prevail on the merits of the dispute, all Attorneys’ Fees and Expenses and Other Costs incurred by the party prevailing on the merits of the dispute, in connection with (i) such arbitration, (ii) any court proceeding pursuant to Section 11.1, to confirm the arbitration award, or otherwise pursuant to Section 11.1(e), or any post-arbitration, appellate, or other proceeding relating to such arbitration or any of the subject matter thereof, (iii) enforcement of any award, judgment, or ruling, rendered in any of the foregoing or collection from the non-prevailing (on the merits) party or for the non-prevailing (on the merits) party’s account of any amount to which the prevailing (on the merits) party shall be entitled, including pursuant to this Section 11.1(d), (iv) any response to regulatory investigation in connection with or arising from any of the foregoing, or (v) proof of any amount to which the prevailing (on the merits) party shall be entitled, pursuant to this Section 11.1(d) or otherwise.  “Attorneys’ Fees and Expenses” shall mean the professional fees billed by each law firm engaged by the prevailing (on the merits) party in connection with the Disputed Matter (whether on its own behalf or on behalf of any other Person) at its usual rates in effect from time to time during the periods in which services shall have been rendered and expenses incurred by such firm for which it customarily seeks reimbursement from its clients during such periods or requires its clients to bear directly, including investigative, accounting, financial, public relations, expert witness, or other professional fees and expenses charged in connection therewith.  “Other Costs” shall include costs incurred by the prevailing (on the merits) party from the absence from work or diversion from ordinary employment duties, overtime costs, and travel expenses of the prevailing (on the merits) party or the prevailing (on the merits) party’s personnel in connection with any investigation, consultation with attorneys or other professional advisors, arbitration, court, or deposition appearance or attendance thereat, or document production; document reproduction costs; or communication, administrative, or other such costs and shall not be limited to “out-of-pocket costs.”  The prevailing (on the merits) party shall be entitled to recover reasonable Attorneys’ Fees and Expenses and Other Costs, unless otherwise required by law.

(e)           Any judgment upon any award rendered by the Arbitrator may be confirmed in and enforced by any court of competent jurisdiction, which court shall have authority, in addition, to award amounts to which the prevailing (on the merits) party is entitled pursuant to Section 11.1(d) and that have been incurred by the prevailing (on the merits) party after the Arbitrator renders his decision.  Before such decision is rendered, no party shall bring or maintain any action or proceeding with respect to arbitration pursuant hereto or otherwise with respect to any Disputed Matter, except in the Federal District Court for the District of Delaware, or, if such court lacks subject matter jurisdiction, the Courts of the State of Delaware located in Wilmington, Delaware.  Each party irrevocably submits and consents to the exclusive jurisdiction of such courts, and no party shall object to the laying of venue in any such court or claim that any such court is an inconvenient forum.  The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder.  None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the parties hereto) shall have been absent from such arbitration for any reason, including that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

(f)           The parties shall indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any claim or demand arising out of any arbitration under this Agreement or any agreement contemplated hereby, unless resulting from the willful misconduct of the person indemnified.

(g)           The arbitration proceedings conducted pursuant hereto shall be confidential.  No party shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by the other party in the arbitration proceedings or about the existence, contents, or results of the arbitration award without the prior written consent of such other party, except as appropriate to enforce any award or otherwise insofar as required by law or in confidence to a party’s legal counsel, accountants, or other professional advisors or other Person having a material interest in such information.  Before making any disclosure permitted by the preceding sentence, insofar as practicable, the party intending to make such disclosure shall give the other party reasonable written notice of the intended disclosure.

11.2        Waiver of Jury Trial; Exemplary Damages.

(a)           THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE.  NO PARTY SHALL BE AWARDED SPECIAL, CONSEQUENTIAL, INDIRECT, PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT.

(b)           Each of the parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel.  Each of the parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

11.3        Governing law.  This Agreement is and shall be governed by and enforced in accordance with, and each Disputed Matter shall be determined pursuant to the laws of the State of Delaware, excluding its choice of law rules, except for a Disputed Matter arising under ISRA, the SRRA or other New Jersey Environmental Laws or related regulations, which shall be determined pursuant to the laws of the State of New Jersey, excluding its choice of law rules.  Nothing herein shall affect the rule that any matter of internal governance of a corporation or other entity is determined under the laws of the state pursuant to which the corporation or other entity is incorporated or formed.

11.4        Specific performance.  Seller acknowledges that the assets to be sold hereunder are unique and that Buyer would suffer irreparable harm that could not be measured in money, in case of Seller’s breach or threatened breach of this Agreement.  Accordingly, Seller agrees that it will not assert the adequacy of monetary damages in defense of any action by Buyer seeking specific performance of this Agreement.

ARTICLE XII
TERMINATION

12.1        Termination Without Default; Expenses.  In the event that the Closing of the transactions contemplated hereunder has not occurred by September 30, 2011 (the “Outside Closing Date”) and no material breach of this Agreement by Buyer, on one hand, or Seller or the Representative, on the other hand, seeking to terminate this Agreement shall have occurred or have been made (as provided in Section 12.2 hereof), Buyer or Seller (and the Representative on behalf of the Selling Members) shall have the right, at its sole option, to terminate this Agreement without liability to the other side.  Such right may be exercised by Buyer, on the one hand, or Seller or the Representative, on the other, as the case may be, giving written notice to the other at any time after the Outside Closing Date.  In the event this Agreement is terminated pursuant to this Section 12.1, each party shall bear its own expenses incurred in connection with this Agreement.

12.2        Termination Upon Default.

(a)           Buyer may terminate this Agreement by giving notice to Seller or the Representative on or prior to the Closing Date, without prejudice to any rights or obligations Buyer may have, if Seller, any Selling Member or the Representative shall have materially breached any representation or warranty or breached any agreement or covenant contained herein or in any Additional Agreement to be performed on or prior to the Closing Date and such breach shall not be cured by the earlier of the Outside Closing Date and ten (10) days following receipt by Seller or the Representative of a notice describing in reasonable detail the nature of such breach.  In the event this Agreement is terminated by Seller pursuant to Section 12.2(b), Buyer shall be responsible for paying all of its own expenses and those of Seller and Selling Members incurred in connection with this Agreement (provided, however, such expenses of Seller and Selling Members shall be limited to reasonable accountant and attorney’s fees and expenses, which fees and expenses shall not exceed $100,000 in the aggregate).

(b)           Seller may terminate this Agreement by giving notice to Buyer, without prejudice to any rights or obligations Seller or Selling Members may have, if Buyer shall have materially breached any of its covenants, agreements, representations, and warranties contained herein to be performed on or prior to the Closing Date and such breach shall not be cured by the earlier of the Outside Closing Date and ten (10) days following receipt by Buyer of a notice describing in reasonable detail the nature of such breach.  In the event this Agreement is terminated by Buyer pursuant to Section 12.2(a), Seller and Selling Members shall be jointly and severally responsible for paying all of their own expenses and those of Buyer incurred in connection with this Agreement (provided, however, such expenses of Buyer shall be limited to reasonable accountant and attorney’s fees and expenses, which fees and expenses shall not exceed $100,000 in the aggregate).

12.3        Survival.  The provisions of Sections 8.3 and 11.3, as well as this Article XII, shall survive any termination hereof pursuant to this Article XII.

ARTICLE XIII
MISCELLANEOUS

13.1        Notices.  Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax, on the date that transmission is confirmed electronically, if by 4:00PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or (c) five (5) days after mailing by certified or registered mail, return receipt requested.  Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to Buyer, to:

Cyalume Specialty Products, Inc.
96 Windsor Street
West Springfield, MA  01089
Attention:  Michael Bielonko
Telecopy:  (413) 788-4817

with a copy to (which shall not constitute notice):

Cyalume Technologies Holdings, Inc.
96 Windsor Street
West Springfield, MA  01089
Attention:  Michael Bielonko
Telecopy:  (413) 788-4817

and

Loeb & Loeb LLP
345 Park Avenue
New York, New York  10154
Attention:  Giovanni Caruso, Esq.
Telecopy:  (212) 937-3943

if to Seller or any Selling Member:

JFC Technologies, LLC
P.O. Box 266
Bound Brook, NJ 08805
Attention:  James G. Schleck
Email: schleckjg@jfctechnologies.com

with a copy to (which shall not constitute notice):

Law Offices of Susan S. Kleiner, LLC
272 Main Street
Metuchen, NJ 08840
Attention:  Susan S. Kleiner, Esq.
Telecopy:  (732) 289-6129

13.2        Amendments; No Waivers; Remedies.

(a)           This Agreement cannot be amended, except by a writing signed by each party (or the Representative on behalf of the Selling Members).  This Agreement cannot be terminated orally or by course of conduct.  No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b)           Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition.  No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement.  No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c)           Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d)           Notwithstanding anything else contained herein, neither shall any party seek, nor shall any party be liable for, special, consequential, indirect, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

13.3        Arms’ length bargaining; no presumption against drafter.  This Agreement has been negotiated at arms-length by parties of equal bargaining strength, each represented by counsel and having participated in the drafting of this Agreement.  Except for the duty of good faith and fair dealing, this Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists.  No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted

13.4        Publicity.  Except as required by law, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto.

13.5        Expenses.  Except as otherwise set forth in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

13.6        No Assignment or Delegation.  None of Seller, Selling Member of the Representative may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of Parent.  Any purported assignment or delegation without such consent shall be void.  Notwithstanding anything to the contrary set forth herein, Buyer or Parent may assign all of their rights and delegate all of their obligations hereunder, in connection with a merger, consolidation, or sale, in a single transaction or in related transactions, of all or substantially all of such party’s assets or equity securities, or like business combination, if the assignee or delegatee agrees in writing to be bound by this Agreement to the same extent as Buyer or Parent, as the case may be; provided, that no such assignment or delegation shall relieve such party of its obligations hereunder.

13.7        Counterparts; facsimile signatures.  This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement.  This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

13.8        Entire Agreement.  This Agreement, together with the Additional Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof.  No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage and except as otherwise expressly stated herein or any Additional Agreement.  There is no condition precedent to the effectiveness of any provision hereof or thereof.  No party has relied on any representation from, warranty or agreement of any person in entering into this Agreement, prior or contemporaneous or any Additional Agreement, except those expressly stated herein or therein.

13.9        Severability.  A determination by a court or other legal authority that any provision of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof.  The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

13.10      Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

13.11      Construction of certain terms and references; captions.

(a)           In this Agreement:

(i)           References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement;

(ii)          The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto;

(iii)         Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by party; and

(iv)        Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time.

(b)           Expressions, in any form, regarding the “Knowledge of” Selling Members or Seller with regard to any matter refer to either the actual or constructive (e.g., implied by Law) knowledge of Schleck, Thomas Cornelson or Hemant Desai or what such Person would reasonably be expected to have knowledge of after due inquiry, given such Person’s relationship or position with Seller.

13.12      Further Assurances.  Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

13.13      Third Party Beneficiaries.  Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

13.14      Seller and each Selling Members’ Representative

(a)           Seller and each Selling Member hereby appoints Schleck as Seller’s representative and such Selling Member’s representative to act as Representative for all purposes of this Agreement, the Escrow Agreement and the transactions contemplated hereby and thereby, with the right, in such capacity, in his discretion, to do any and all things and to execute any and all documents in Seller and such Selling Member’s place and stead, in any way which Seller and such Selling Member could do if personally present, in connection with this Agreement and the transactions contemplated thereby, including the authority on behalf of Seller and such Selling Member, without giving notice to Seller and such Selling Member, to take any of the following actions:

(i)           to accept on Seller and such Selling Member’s behalf any amount payable to Seller and such Selling Member under this Agreement or the Escrow Agreement;

(ii)          to execute and deliver the Escrow Agreement and any certificate or instrument required or permitted under the Escrow Agreement to be delivered by Selling Members thereunder;

(iii)         to negotiate and otherwise deal with Buyer, in all respects;

(iv)         to accept and give service of process and all other notices and other communications relating to this Agreement and the Escrow Agreement;

(v)          to settle any dispute relating to the terms of this Agreement or the Escrow Agreement;

(vi)         to execute any instrument or document that the Representative may determine is necessary or desirable in the exercise of his authority under this Agreement and power-of-attorney; and

(vii)        to act in connection with all matters relating to this Agreement and the transactions contemplated thereby, including the power to employ auditors, attorneys and other Persons in connection therewith.

(b)           Seller and each Selling Member further agrees, as follows:

(i)           Seller and such Selling Member recognizes the inherent conflict of interest of Schleck as the Representative and as a continuing employee of Buyer and waives any claims with respect thereto;

(ii)           the Representative (A) shall not incur any personal liability for acting in such capacity if in doing so he acts upon advice of counsel or otherwise acts in good faith, (B) shall not incur any personal liability for acting in such capacity in the absence of his willful misconduct, (C) may act upon any instrument or signature believed by him to be genuine and may assume that any Person purporting to give any notice or instruction under this Agreement or under any other related agreement or document believed by him to be authorized has been authorized to do so (D) shall not be responsible for the investment of any payments received from Parent for the benefit of Seller and Selling Members, and (E) shall be promptly reimbursed by Seller and Selling Members, pro rata for out-of-pocket expenses incurred by him in his capacity of Representative, and such expenses shall first be satisfied from any Closing Payment or Earnout Payment paid by Parent and received by the Representative for the benefit of Seller and Selling Members, prior to distribution of such payments to Seller and Selling Members; and

(c)           If Schleck is unable to serve or resigns as the Representative, Selling Members may appoint from among their ranks a substitute Representative to replace Schleck which individual shall have all the powers and authority granted to Schleck by this Section 13.15.  Buyer shall accept such substitute Representative without objection; provided, however, that Schleck shall continue to serve as the Representative until such substitute Representative has been appointed by Selling Members.  Absent the appointment of a substitute Representative by Selling Members within fifteen (15) days of when Schleck is unable to serve or resigns as the Representative, Susan S. Kleiner shall serve as the Representative.

(d)           At and after Closing, Buyer shall be entitled to deal exclusively with Representative on all matters relating to this Agreement and the transactions contemplated hereby involving Selling Members, or any of them, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any written statements made by Seller or the Representative or documents executed or purported to be executed on behalf of any Selling Member by the Representative, and on any other action taken or purported to be taken on behalf of any Selling Member by the Representative including, the appropriate communication or delivery to Selling Members.

[The remainder of this page intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be duly executed by their respective authorized officers and Selling Members and Representative have executed this Agreement as of the day and year first above written.

PARENT:

CYALUME TECHNOLOGIES HOLDINGS, INC.

BY:	/s/ Michael Bielonko
Michael Bielonko, Chief Financial Officer, Treasurer And Secretary

BUYER:

Cyalume Specialty Products, Inc.

BY:	/s/ David Mantoni
David Mantoni, Assistant Treasurer And Assistant Secretary

SELLER:

JFC TECHNOLOGIES, LLC

BY:	/s/ James G. Schleck
James G. Schleck, Chief Executive Officer

SELLING MEMBERS:

JAME FINE CHEMICAL, INC.

BY:	/s/ James G. Schleck
James G. Schleck, Chief Executive Officer

/s/ James G. Schleck
James G. Schleck

/s/ James R. Schleck
James R. Schleck

REPRESENTATIVE:

/s/ James G. Schleck
James G. Schleck